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Xylem Inc.

2018 Proxy Statement

Notice of Annual Meeting
of Shareholders
May 9, 2018

xylem
Let's Solve Water

1 International Drive
Rye Brook, NY 10573

Dear Xylem Shareholders,

Global water challenges remain urgent and persistent, but they are not insurmountable. At Xylem, we believe strongly in the ability of technology to greatly reduce the waste and inefficiency that plague the water industry and inhibit innovation. When we solve for these issues, we begin to see the potential for a world in which water issues are no longer a barrier to human health, prosperity and sustainable development.

That is our vision, and it is intrinsic to our business and growth strategy. Moreover, it is foundational to who we are and how we operate. We are committed to building a sustainable enterprise that is purpose-driven - one that creates both economic and social value.

Driving Sustainable Growth
Our key strategic priorities remain enhancing commercial excellence, growing in Emerging Markets, strengthening innovation and technology, building a continuous improvement culture, and cultivating leadership and talent development. We made notable progress against each during the past year and our continued execution against them will enable us to meet our long-term financial commitments and set the company on a path towards sustainable growth for years to come.

A key component of our progress continues to be a more direct integration of sustainability into our business strategies. This is reflected across multiple dimensions, from the significant reduction in our environmental footprint to our continued improvement in safety to our increased advocacy for sustainable water management strategies. These results have been recognized by numerous organizations and through our inclusion in multiple sustainability indices. Most recently, Xylem was ranked number 10 on Barron’s inaugural list of The 100 Most Sustainable Companies.

Advancing Our Smart Water Strategy
Managing water resources presents unique challenges in all industries, and customers are seeking integrated solutions that increase the productivity of their operations. For example, water is the most capital intensive form of infrastructure, and utility operators are grappling with how to manage aging water infrastructure. We continue to invest in R&D focused on increasing energy efficiency and embedded intelligence, particularly in our market-leading brand franchises building upon their decades-long heritage of innovation. Working with our customers, we are developing technologies that drive out massive waste, transforming how critical water and infrastructure can be managed.

In 2017, we further advanced our strategy of being a leading provider of smart water technology solutions with both inorganic and organic investments. We completed our first year with Sensus in the Xylem family and that business contributed to our overall growth. Importantly, we accelerated the development of new solutions to address specific customer issues, already moving from the research lab to the pilot phase on certain solutions.

Our newly acquired businesses - Pure Technologies, EmNet and Valor Water Analytics - are part of a broad platform we’re building to encompass a portfolio of analytics capabilities and technologies that address our utility customers’ pain points and significantly improve the economics of their operations.

Pure is a leader in smart infrastructure assessment and management for the water industry, as well as critical energy infrastructure. Their diagnostic technologies can accurately assess the integrity of buried assets, enabling operators to optimize their maintenance and repair spending. EmNet’s software-enabled solutions allow municipalities to manage their wastewater and stormwater systems, and Valor helps utilities translate data into actionable solutions to increase their revenue.

We expect these additions, along with our Sensus and Visenti businesses, to help us scale more quickly in data analytics and software-as-a-service - both areas experiencing rapid growth.

In addition, we invested in new innovation and technology centers of excellence and developed a more streamlined approach to product development globally, which is accelerating our new product pipeline. Last year, we increased our vitality index by 500 basis points to 24 percent. We’re also continuing to build a broad-based ecosystem of partners to bring together ideas, capabilities and new products to help solve our customers’ challenges and add value to their operations.

2017 Business Results
Our focus on delivering solutions to our customers’ water and resource challenges is reflected in our strong 2017 results. We generated four percent organic pro forma revenue1 growth year-over-year, with improvement in each of our major geographies and across each of our key end markets, including a return to growth in the industrial market following two years of declines. Our investments in Emerging Market regions continue to bear fruit, with our businesses in China and India each delivering double-digit revenue and orders growth. During the year, we also continued our focus on increasing operational excellence, and we reoriented our sales and marketing efforts around vertical end markets, which helped to increase our bidding pipeline and fuel our topline results.

Consistent execution of our productivity initiatives delivered another year of record results with nearly $150 million in continuous improvement savings, a 10-percent increase over the prior year. These savings drove a 30-basis-point expansion in our adjusted operating margin2 after further investments in R&D, innovation and commercial initiatives to drive future growth.

We delivered reported earnings of $1.83 per share, and adjusted earnings per share3 of $2.40, an increase of 18% year-over-year. We also had another year of strong cash generation, with Free Cash Flow up 41% over the prior year. In addition, we increased our dividend by 16 percent in 2017, and recently announced a 17-percent increase in the dividend for 2018.

Creating a Lasting Impact
Xylem Watermark, our social investment program, is a great example of how we activate our colleagues’ passion for solving water. Over the past two years, our colleagues have volunteered more than 56,000 hours in water-related activities, working in their own communities and with our global non-profit partners. Our three-year goal is to log 100,000 volunteer hours in water-related activities by the end of 2018.

----
1 Organic pro forma revenue excludes the impact of foreign currency translation and contributions from acquisitions and divestitures, but includes the results of the Sensus acquisition for 2016 prior to the acquisition by Xylem on October 31, 2016.
2 Excludes the impact of purchase accounting for acquisitions.
3 Excludes the impact of restructuring, realignment, acquisition-related charges and other special items.

One notable example of this commitment is our collective response to the hurricanes that wreaked havoc across multiple U.S. states and Caribbean islands in the fall of 2017. With each hurricane, our employees donated their own money to help with relief efforts. And we redirected more than $1 million in Watermark funding and expanded our volunteer initiative to assist these communities in a very difficult time. We have sent multiple teams of colleagues to Texas to clean out houses destroyed by Hurricane Harvey and assist in the rebuilding efforts. Another team of volunteers joined our partner, Planet Water Foundation, in Puerto Rico to build water towers in remote areas of the island that had no access to clean water. You can read more about their story on our website.

In addition to employee engagement, we are increasingly leveraging Watermark as a vital source of innovation intelligence to address water issues for many of the most vulnerable communities. Working with external partners, we are able to better understand their needs and develop scalable solutions.

These examples, along with countless others that occur in the normal course of business each day, illustrate the purpose-driven culture we’re fostering at Xylem. The significant progress we made in 2017 would not be possible without the dedicated individuals who come to work at Xylem each day to solve the world’s water and resource infrastructure challenges. We couldn’t be more proud to call them our colleagues. Together, we remain committed to solving these challenges and, in the process, create value for all of our stakeholders.

Markos I. Tambakeras Chair

Patrick K. Decker President & CEO

1 International Drive
Rye Brook, NY 10573

Notice of 2018 Annual Meeting of Shareholders
March 28, 2018

Date and Time:	Wednesday, May 9, 2018, at 11:00 a.m. ET
Place:	Xylem World Headquarters 1 International Drive, Rye Brook, New York 10573
Agenda:

1.
Election of ten director nominees named in the Proxy Statement.
2.
Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.
3.
Advisory vote to approve named executive compensation.
4.
Advisory vote on the frequency of future advisory votes to approve named executive compensation.
5.
Shareholder proposal to lower the threshold for shareholders to call special meetings from 25% to 10% of Company stock, if properly presented at the meeting.
6.
Transact such other business as may properly come before the meeting.

Record Date:	March 13, 2018
Mailing or Availability Date:	Beginning on or about March 28, 2018, this Notice of Annual Meeting and the 2018 Proxy Statement are being mailed and made available to shareholders of record as of March 13, 2018.
Voting by Proxy:
Your vote is important. You can vote your shares by Internet, by telephone or by completing and returning your proxy card or voting instruction form. Please see “Proxy Statement – Information About Voting” for details.

By Order of the Board of Directors,

Claudia S. Toussaint
SVP, General Counsel & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting:
Our 2018 Proxy Statement and Annual Report for the year ended December 31, 2017 will be available online at www.proxyvote.com and on our website at www.xyleminc.com under “Investors.”

Proxy Statement Summary
This Proxy Statement was prepared in connection with the solicitation of proxies by the Board of Directors of Xylem Inc. (“Xylem” or the “Company”) for the 2018 Annual Meeting of Shareholders (the “Annual Meeting”). Below are highlights of certain information in this Proxy Statement. We encourage you to read the entire Proxy Statement and 2017 Annual Report before you vote.
2018 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Record Date	Location
May 9, 2018 at 11:00 a.m. ET	March 13, 2018	Xylem Inc. World Headquarters 1 International Drive Rye Brook, New York 10573
Agenda Items:

Proposal		Board Recommendation	Page Reference
1	Election of Directors	FOR	4
2	Ratification of the appointment of Deloitte & Touche LLP for 2018	FOR	10
3	Advisory vote to approve named executive officer compensation	FOR	12
4	Advisory vote on the frequency of future advisory votes to approve named executive officer compensation	1 YEAR	13
5	Shareholder Proposal: Special Shareholder Meeting Improvement	AGAINST	13
CORPORATE GOVERNANCE HIGHLIGHTS

● All Directors are independent except our CEO (90%)
● Independent Chair
● Shareholder proxy access right
● Regular engagement with shareholders
● Senior executive & Director stock ownership guidelines
● Executive officers are subject to clawback policy
● Overall Board and committee meeting attendance of 96% in 2017
● Declassified board, with all directors elected annually as of May 2018

● Shareholders have the right to call special meetings
● No poison pill
● Board & committees conduct annual self-assessments
● Majority voting with a Director resignation policy for Directors in uncontested elections
● Company policy prohibits executive officers and Directors from pledging and hedging Xylem stock
● The Independent Directors hold regularly scheduled executive sessions of Board and each committee without Company management present

SHAREHOLDER ENGAGEMENT
We value the views of our shareholders and we believe that building positive relationships with our shareholders is critical to our long-term success. To help management and the Board understand and consider the issues that matter most to our shareholders, we regularly engage with our shareholders on a range of topics related to strategic and operational matters as well as executive compensation and corporate governance.

See page 16 for more information on our shareholder engagement program.

Xylem 2018 Proxy Statement	1

COMMITMENT TO SUSTAINABILITY
At Xylem, sustainability is at the very center of who we are and what we do.  As a leading global water technology company, we deal with one of the world’s most urgent sustainability issues on a daily basis - responsible stewardship of our shared water resources.  We believe that technology is a key link in how the world can solve water. We have a long history of innovation, but today, we’re focusing more than ever on the powerful capabilities of smart technology, integrated management and big data. These solutions will allow us to transport, treat, test and use water smarter - and more sustainably - than in the past. Our link to this enormous challenge informs how we think about sustainability and drives us to become a more sustainable company.

In 2017, we were rated by and named to several indices used to track performance of companies in measuring and reporting on their sustainability performance: the MSCI Global Sustainability Index Series, the FTSE4Good Index Series, the CDP (formerly the Carbon Disclosure Project), Euronext Vigeo Index: US 50, and the NASDAQ OM CRD Global Sustainability Index. In addition, Xylem became a signatory to the UN CEO Water Mandate.  Xylem was also listed on the 2018 Forbes Just 100 and ranked number 10 on the 2018 Barron’s 100 Most Sustainable Companies list.  These acknowledgments reflect the work we have done to advance sustainable business practices and to consistently report our progress over time. To learn more about our sustainability efforts, please view our annual Sustainability Report available on our website.

We encourage our shareholders to sign up for electronic delivery of proxy materials to help conserve natural resources (see page 51 for instructions). If you have feedback or questions on our Sustainability Report, please email us at xylem.sustainability@xyleminc.com.
COMPENSATION HIGHLIGHTS
(see page 28 for our Compensation Discussion and Analysis)

•
A significant portion of our executive pay is performance-based and not guaranteed
•
Compensation for our named executive officers (“NEOs”) is aligned with shareholder interests through a balanced and competitive equity program (mix of restricted stock units, performance share units and stock options)
•
We conduct regular compensation benchmarking and an annual compensation risk assessment
•
We have a cap on our incentive compensation payouts

•
In 2016 we implemented a double-trigger change in control requirement for our long-term incentive awards
•
Our Leadership Development and Compensation Committee is advised by an independent compensation consultant
•
In 2017, as in prior years, we received strong support in our say-on-pay advisory vote (94%)
•
Our policy, and recommendation to shareholders, is to conduct an Annual Say-on-Pay shareholder vote

2017 NEO Total Direct Compensation Mix*:

*Percentage of pay is based on annual target compensation (base salary, target annual incentive compensation and target long-term incentive compensation) and excludes any one-time awards granted upon hire.

2	Xylem 2018 Proxy Statement

PROPOSALS TO BE VOTED ON AT THE 2018 ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS
We are a global water technology company committed to developing innovative technology solutions to the world's water challenges. Our Board, through its Nominating and Governance Committee, regularly reviews the skills and experience needed to properly oversee the interests of the Company, taking into account the Company's short and long-term strategies. Our Board believes that the director nominees have the appropriate mix of experience, skills, qualifications and attributes needed to lead the Company at the Board level.

Xylem's Board of Directors - Experience, Skills, Qualifications & Attributes

Leadership Experience	Operational Expertise	Diversity of Thought & Background

Governance Expertise	Strategic & Growth Experience	Global Experience

Technology & Innovation Experience	Water Industry Knowledge	Sales & Marketing Experience

Financial Expertise	Risk Management Experience	Talent Management Experience

9 of 10
Director Nominees
Independent
90%

Director Tenure

>2
1
3-6
3
7-10
6

Average Tenure: 5yrs

Director Age

50-55
2
56-59
1
60-65
2
66-70
5

Average Age: 63

40%
Diversity
40% of Nominees are Women,
Asian American or African American

4	Xylem 2018 Proxy Statement

All director nominees will be elected for a one-year term. Historically our Board of Directors was divided into three classes, however we began declassifying our Board in 2016 and it will be fully declassified following our Annual Meeting.
The Board has determined that each nominee, other than our CEO, Mr. Decker is independent from the Company and management. Each nominee brings experience, expertise and diverse perspectives that will contribute to the overall strength of the Board in its oversight role. Each of the nominees currently serves on our Board, and each nominee was elected by our shareholders with the exception of Ms. Beliveau-Dunn, who was appointed to the Board in the second half of 2017. Ms. Beliveau-Dunn was initially recommended by a third-party search firm retained by the Nominating and Governance Committee. Each nominee agreed to be named in this Proxy Statement and to serve as a Director, if elected.  In the event that these nominees should become unavailable for election, the persons named as proxy will have the right to use their discretion to vote for a substitute, or the Board may reduce the number of Directors. For more information regarding director nominations and qualifications, see “Identifying and Evaluating Director Nominees” on page 18.

Below are summaries of the business experience and other qualifications of each of the nominees.

Our Board of Directors recommends that you vote FOR the election of each of the director nominees

Director Nominees

Jeanne Beliveau-Dunn
_____________________
Director since 2017
_____________________
Age 58
_____________________
Independent
_____________________
Committees
● Finance, Innovation &
    Technology
● Leadership Development & Compensation

Ms. Beliveau-Dunn served as Vice President and General Manager of Services for Cisco Systems Inc., a global technology company that develops, manufactures and sells networking hardware, telecommunications equipment and other products and services, from September 2014 through March 2018.  In this role she led the technical services strategy, innovation and operations group along with the Learning@Cisco business unit. Among her many achievements during her 22-year career at Cisco are the establishment of the Internet Business Solutions Group, leading the company’s global channels sales and global alliances team.

Ms. Beliveau-Dunn is a leading voice on digitization and the workforce of the future, and a pioneer in cloud, software-as-a-service and collaborative knowledge systems, such as The Cisco Learning Network. She was recognized in 2015 by the National Diversity Council as one of the Top 50 Most Powerful Women in Technology and in 2017 by Connected World’s Women of M2M as a Trailblazer in IoT.

In addition, Ms. Beliveau-Dunn served as President of the Board of the IoT Talent Consortium, a membership-driven non-profit organization, from 2016 through March 2018.

Ms. Beliveau-Dunn brings extensive innovation and technology experience to our Board, as well as significant experience in international operations, business transformation and talent management.

Xylem 2018 Proxy Statement	5

Curtis J. Crawford, Ph.D.
_____________________
Director since 2011
_____________________
Age 70
_____________________
Independent
_____________________
Committees
● Leadership Development & Compensation (Chair)
● Finance, Innovation &
    Technology

Curtis J. Crawford, Ph.D. has served as President and Chief Executive Officer of XCEO, Inc. since 2003. XCEO is a consulting firm specializing in leadership and governance. From 2002 to 2003, he served as President and Chief Executive Officer of Onix Microsystems, a private photonics technology company. Dr. Crawford served as both Chief Executive Officer (1998 to 2001) and Chairman (1999 to 2001) of ZiLOG, Inc., and also has extensive executive experience with AT&T Corporation and IBM Corporation.

Dr. Crawford brings significant experience in technological innovation and leading high-technology companies to our Board. He also provides expertise in the area of corporate governance. He is the author of three books on leadership and corporate governance and has more than 20 years of board experience. In 2011, Dr. Crawford was awarded the B. Kenneth West Lifetime Achievement Award from the National Association of Corporate Directors for his contributions to corporate governance and for having made a meaningful impact in the boardroom.
Public Company Boards
● ON Semiconductor Corporation (1999-present); Chairman (1999-2002)
● The Chemours Company (2015-present)
● E.I. DuPont de Nemours and Company (1998-2015)
● ITT Corporation (1996-2011)
● Agilysys, Inc. (2005-2008)

Patrick K. Decker _____________________ Director since 2014 _____________________ Age 53
Patrick K. Decker has served as President and Chief Executive Officer of Xylem since March of 2014. He joined Xylem from Harsco Corporation, a global industrial services company, where he was President and Chief Executive Officer since 2012. Prior to that, he served in a number of leadership roles for Tyco International’s Flow Control business, ultimately serving as President of Tyco Flow Control, a leader in industrial flow control solutions.

Mr. Decker is a member of the Bipartisan Policy Center’s Executive Council on Infrastructure as well as the Energy and Environment Committee of the Business Roundtable.
Earlier in his career, Mr. Decker held a number of progressively responsible financial leadership positions at Bristol-Myers Squibb Company, including nine years of service in Latin America and Asia. He started his career as an auditor for Price Waterhouse LLP, now PricewaterhouseCoopers, LLP. He currently serves on the advisory council for the Dean of the Kelley School of Business at Indiana University.
Mr. Decker brings valuable global leadership experience, expertise in business operations and finance and extensive knowledge of the water industry to the Board.
Public Company Boards
●  Harsco Corporation (2012-2014)

6	Xylem 2018 Proxy Statement

Robert F. Friel _____________________ Director since 2012 _____________________ Age 62 _____________________ Independent _____________________ Committees ● Nominating & Governance(Chair) ● Audit
Robert F. Friel has served as Chief Executive Officer of PerkinElmer, Inc., a multinational corporation focused on human and environmental health, since 2008. Mr. Friel joined PerkinElmer in 1999 and has held a variety of positions, including Executive Vice President and Chief Financial Officer, with responsibility for business development and information technology, in addition to his oversight of the finance function. Mr. Friel also served as President of Life and Analytical Sciences, and President and Chief Operating Officer.

Mr. Friel is a seasoned executive and director with a long tenure at PerkinElmer and this experience has enabled him to manage his commitments particularly effectively. In addition, the timing of his appointments has helped him to manage the learning curve associated with each new role. Mr. Friel’s experience leading PerkinElmer and prior service as a director of CareFusion, a medical device company, has also facilitated his service as a director of NuVasive, a medical device company. Mr. Friel does not serve on the boards of any privately-held companies.
The depth and quality of Mr. Friel’s overall leadership and engagement with Xylem’s management and our Board continues to be exemplary, as reflected in the results of our Board’s annual assessments. In 2017, Mr. Friel attended over 95% of all board and committee meetings at each of Xylem, PerkinElmer and NuVasive (based on the information provided to us by each company).
Mr. Friel brings extensive experience in global technology industries as well as his strategic, financial and board leadership experience to our Board.
Public Company Boards
●  PerkinElmer, Inc. (2006-present); Chairman (2009-present)
●  NuVasive, Inc. (2016-present)
●  CareFusion, Inc. (2009-2015)
●  Fairchild Semiconductor, Inc. (2004-2009)
●  Millennium Pharmaceuticals, Inc. (2005-2008)

Victoria D. Harker _____________________ Director since 2011 _____________________ Age 52 _____________________ Independent _____________________ Committees ● Audit (Chair) ● Nominating & Governance
Victoria D. Harker is EVP and Chief Financial Officer of TEGNA, Inc. and former CFO of Gannett Co., Inc. TEGNA is the broadcasting and digital businesses company formed when Gannett split into two publicly traded companies in 2015. Prior to joining Gannett in 2012, Ms. Harker served as the CFO and President of Global Business Services of the AES Corporation.

Prior to joining AES in 2006, she held several key leadership roles including Acting Chief Financial Officer and Treasurer of MCI and Chief Financial Officer of MCI Group, a unit of World-Com Inc. Ms. Harker sits on the American University Advisory Council, and serves as a trustee on the Board of Visitors of the University of Virginia.
Ms. Harker brings to the Board extensive international business experience with a wide-ranging management and financial reporting background. Ms. Harker’s experience as a director for other public companies provides additional relevant experience in serving on our Board of Directors.
Public Company Boards
●  Huntington Ingalls Industries (2012-present)
●  Darden Restaurants, Inc. (2009-2014)

Xylem 2018 Proxy Statement	7

Sten E. Jakobsson _____________________ Director since 2011 _____________________ Age 69 _____________________ Independent _____________________ Committees ● Audit ● Nominating & Governance
Mr. Jakobsson is the Former President and Chief Executive Officer of ABB AB, the Swedish subsidiary of ABB Ltd., a leading power and industrial automation company.  During his nearly 40-year career at ABB, he held several key leadership positions, including Head of the North Europe Region and Executive Vice President of the Power Transmission and Distribution Segment.  He retired from ABB in 2011. Mr. Jakobsson has served as Chairman of Power Wind Partners AB, a private company, since 2011.

Mr. Jakobsson brings to our Board extensive experience in managing global industrial organizations, including expertise in international sales, complex project execution and manufacturing operations.
Public Company Boards
●  SAAB AB (2008-present)
●  Stena Metall AB (2006-2017)
●  FLSmidth & Co. A/S (2011-2017)

Steven R. Loranger _____________________ Director since 2011 _____________________ Age 66 _____________________ Independent _____________________ Committees ● Finance, Innovation & Technology (Chair) ● Audit
Steven R. Loranger served as Chairman, President and CEO of ITT Corporation, a global manufacturing company, from 2004 until his retirement in October 2011. He served as interim Chief Executive Officer and President of Xylem Inc. from September 2013 until March 2014. Mr. Loranger served as Executive Vice President and Chief Operating Officer of Textron, Inc. from 2002 to 2004.

Mr. Loranger held executive positions at Honeywell International Inc. and its predecessor company, AlliedSignal, Inc. from 1981 to 2002, including serving as President and Chief Executive Officer of its Engines, Systems and Services businesses. Mr. Loranger is a Senior Advisor to the CEO of FlightSafety International and he serves on the Boards of the National Air and Space Museum, the Congressional Medal of Honor Foundation and the Wings Club.
Mr. Loranger brings an in-depth understanding of the Company’s operations, as well as valuable institutional knowledge to our Board. He has extensive operational and manufacturing experience with industrial companies.
Public Company Boards
●  Edwards Lifesciences Corporation (2016-present)
●  FedEx Corporation (2006-2014)
●  Exelis Inc. (2011-2013)
●  ITT Corporation (Chairman) (2004-2011)

8	Xylem 2018 Proxy Statement

Surya N. Mohapatra Ph.D.
_____________________
Director since 2011
_____________________
Age 68
_____________________
Independent
_____________________
Committees
● Finance, Innovation & Technology
● Leadership Development & Compensation

Surya N. Mohapatra Ph.D. served as Chief Executive Officer and Chairman of Quest Diagnostics Incorporated, a leading provider of diagnostic information services from 2004 until his retirement in 2012. Dr. Mohapatra joined Quest Diagnostics as Senior Vice President and Chief Operating Officer in 1999. Prior to joining Quest Diagnostics, Dr. Mohapatra was Senior Vice President and a member of the executive committee of Picker International, a worldwide leader in advanced medical imaging technologies, where he served in various executive positions during his 18-year tenure.

Dr. Mohapatra serves as a Director on the Board of Leidos, a science and technology company, and is a trustee of the Rockefeller University. He is also an Executive-in-Residence at Columbia Business School.
Dr. Mohapatra brings to the Board his extensive international business experience and wide-ranging operational and strategic knowledge. Dr. Mohapatra has a strong technical background with an emphasis on Six-Sigma quality and customer-focused business practices.
Public Company Boards
●  Leidos Holdings (2016-present)
●  Quest Diagnostics (2002-2012); Chairman (2004-2012)
●  ITT Corporation (2008-2011)

Jerome A. Peribere
_____________________
Director since 2013
_____________________
Age 63
_____________________
Independent
_____________________
Committees
● Finance, Innovation & Technology
● Leadership Development & Compensation

Jerome A. Peribere served as President and Chief Executive Officer of Sealed Air, a global manufacturer of protective and specialty packaging for food and consumer goods from 2013 until his retirement in 2017. He previously served as the President and Chief Operating Officer of Sealed Air.From 1977 through 2012, Mr. Peribere held various leadership roles at The Dow Chemical Company (“Dow”), most recently as Executive Vice President of Dow and President and Chief Executive Officer, Dow Advanced Materials from 2009 through August 2012.

Mr. Peribere currently serves on the Board of the SEI Center for Advanced Studies in Management at the Wharton School of the University of Pennsylvania.
Mr. Peribere brings extensive leadership, global operations, strategy and integration experience to the Board.
Public Company Boards
●  Ashland Global Holdings Inc. (2018 - Present)
●  Sealed Air (2012-2017)
●  BMO Financial Corporation (2007-2014)

Xylem 2018 Proxy Statement	9

Continuing Members of the Board of Directors

Markos I. Tambakeras _____________________ Director since 2011 _____________________ Age 67 _____________________ Independent Chair _____________________ Committees ● Nominating & Governance
Markos I. Tambakeras has served on our Board of Directors as Chairman since 2011. Mr. Tambakeras was Chairman, President and Chief Executive Officer of Kennametal, Inc. from 1999 until his retirement in 2005 and President, Industrial Controls Business, for Honeywell Incorporated from 1995 to 1999.
He currently is Chair of the Board of Make-A-Wish Foundation International.

Mr. Tambakeras serves on the Board of Trustees of Loyola Marymount University and has served for five years on the President’s Council on Manufacturing. He was previously the Chairman of the Board of Trustees of the Manufacturers Alliance/MAPI, which is the manufacturing industry’s leading executive development and business research organization.
Mr. Tambakeras brings strong strategic and global industrial experience to the Board, having worked in increasingly responsible positions for several manufacturing companies, including leadership positions in South Africa and the Asia-Pacific area. In addition to his Board leadership experience described above, Mr. Tambakeras has an extensive background in international operations.
Public Company Board Experience:
●  ITT Corporation (2001-2013)
●  Parker Hannifin Corporation (2005-2011)
●  Newport Corporation (2008-2009)
●  Kennametal, Inc. (1999-2006); Chairman (2002-2006)

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Deloitte has served as the Company’s independent auditors since 2011.
The Audit Committee periodically considers the rotation of the Company’s independent auditors, and in 2016 the Audit Committee conducted a comprehensive request for proposals from Deloitte and other large nationally recognized accounting firms with respect to the audit engagement. In conjunction with the mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee was directly involved in the selection of a new lead engagement partner who began in 2016. The Audit Committee determined that the continued retention of Deloitte for 2018 is in the best interests of the Company and its shareholders.
The Audit Committee annually reviews and considers Deloitte’s performance of the Company’s audit. Performance factors reviewed include Deloitte’s:

●	independence	●	peer review program
●	experience	●	report on quality
●	technical capabilities	●	appropriateness of fees charged
●	client service assessment	●	industry insight
●	responsiveness	●	PCAOB inspection results
The appointment of Deloitte for 2018 is being submitted for shareholder ratification with a view toward soliciting the opinion of shareholders whose opinion will be taken into consideration in future deliberations. If the shareholders do not

10	Xylem 2018 Proxy Statement

ratify the appointment, the Audit Committee will reconsider the appointment and also consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2019.
Representatives of Deloitte attended the regularly scheduled meetings of the Audit Committee in 2017. Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if desired, and are expected to be available to respond to appropriate questions.
Fees of Audit and Other Services
The aggregate fees for professional services rendered by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (“Deloitte and related affiliates”) for the years ended December 31, 2017 and 2016 were approximately as follows:

	2017	2016
	(In thousands)
Audit Fees (1)	$6,527	$6,681
Audit-Related Fees (2)	85	110
Tax Compliance Services	1,075	1,769
Tax Planning Services	38	420
Total Tax Services (3)	1,113	2,189
All Other Fees (4)	3	6
Total	$7,728	$8,986
____________

(1)	Fees for audit services billed consisted of:

•	Audit of the Company’s annual financial statements and internal controls over financial reporting;

•	Reviews of the Company’s quarterly financial statements;

•	Statutory and regulatory audits, consents and other services related to SEC matters; and

•	Financial accounting and reporting consultations.

(2)	Fees for audit-related services consisted of:

•	Audits and other attest work related to subsidiaries (other than statutory audits) and employee benefit plans; and

•	Other miscellaneous attest services.

(3)	Fees for tax services consisted of tax compliance and tax planning services:

•
Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred, to document, compute, and review amounts to be included in tax filings; and

•
Tax planning services are services and advice rendered with respect to the tax impact of regulatory changes and proposed transactions or services that alter the structure of a transaction to obtain an anticipated tax result. Such services consisted primarily of tax advice related to intra-group structuring.

(4)	Fees related to the Company’s subscription to research tools.
Pre-Approval of Audit and Non-Audit Services
Our Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditor. The Audit Committee has adopted a policy for the pre-approval of certain services provided by the independent auditor. Under the policy, pre-approval is generally provided for specific categories of audit, audit-related, tax and other services incremental to the normal auditing function. These categories include, among others, the following: employee benefit plan audits; acquisition and disposition services, including due diligence; audits of subsidiaries and other attest services unrelated to the consolidated audit; tax compliance and certain tax planning advice work; accounting consultations and support related to generally accepted accounting principles in the United States; and reviews and consultations on internal control matters.
Audit, audit-related and non-audit services which have not been pre-approved under the policy must be specifically pre-approved by the Audit Committee. In addition, if fees for any audit or non-audit services pre-approved under the policy exceed a pre-determined threshold during any calendar year, any additional proposed audit or non-audit services to be performed by the independent auditor must be specifically pre-approved by the Audit Committee. The Chair of the Audit Committee is authorized to pre-approve audit and non-audit services up to $100,000 on behalf of the Audit Committee between meetings, provided such decisions are presented to the full Audit Committee at its next regularly scheduled meeting. All audit, audit-related and non-audit services described above were pre-approved by the Audit Committee. The Audit Committee considers non-audit fees and services when assessing auditor independence.

Our Board of Directors recommends that you vote FOR the ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2018

Xylem 2018 Proxy Statement	11

PROPOSAL 3 — ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
Our Board is committed to excellence in governance and recognizes the interest our shareholders have in our executive compensation program. As part of that commitment, and in accordance with SEC rules, our shareholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers ("NEOs") as disclosed in this Proxy Statement. This proposal provides shareholders the opportunity to express their views on our 2017 executive compensation program and policies. In considering your vote you should review the information on our compensation policies and decisions regarding the NEOs presented in “Executive Compensation — Compensation Discussion and Analysis.”
At our 2017 Annual Meeting of Shareholders, our shareholders overwhelmingly approved our named executive officer compensation, with approximately 94% of votes cast in favor of the proposal. We value this endorsement by our shareholders and believe that the outcome signals our shareholders’ support of our executive compensation program. As a result, we continued our general approach to our executive compensation through fiscal year 2017.
The Company’s Leadership Development and Compensation Committee (the “LDCC”) considers the following when making executive compensation decisions:

•
alignment of executive and shareholder interests by providing incentives linked to key financial and non-financial performance metrics, which the LDCC believes will help drive long-term shareholder value;

•	the ability for executives to achieve long-term shareholder value creation without undue business risk;

•	the creation of a clear link between an executive’s compensation and his or her individual contribution and performance (pay-for-performance);

•	the extremely competitive nature of the industries in which we operate and our need to attract and retain the most creative and talented industry leaders; and

•	comparability to the practices of peers in the industries in which we operate and other similar companies generally.
The Board recommends you vote FOR the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.
While the results of the vote are advisory in nature, the Board and the LDCC value feedback from shareholders and will carefully consider the outcome of the vote as part of the ongoing evaluation of the Company’s executive compensation philosophy and design. For a description of our annual outreach efforts regarding compensation and governance, see “Governance – Shareholder Engagement Program” on page 16.

Our Board of Directors recommends that you vote FOR the Advisory Vote to Approve Named Executive Officer Compensation

12	Xylem 2018 Proxy Statement

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In Proposal 3 above, our shareholders are being asked to cast an advisory vote to approve the compensation of our named executive officers, as reported in this Proxy Statement. In accordance with SEC rules, at least once every six years the Company is required to ask shareholders to cast a non-binding advisory vote on how frequently our shareholders should be asked to cast an advisory vote on the compensation of our named executive officers. Shareholders may vote to have the advisory vote on executive compensation every year, every two years, or every three years. Shareholders may also abstain from voting. Our prior say-on-frequency vote occurred in 2012. At that meeting, shareholders agreed with the Board's recommendation that advisory votes on executive compensation should occur every year.

After careful consideration of the frequency alternatives, the Board believes that these advisory votes should continue to occur every year so shareholders may annually express their views on our executive compensation program. An annual shareholder vote allows our shareholders to provide us with direct and immediate feedback regarding the effectiveness of our compensation programs, and provides our Leadership Development and Compensation Committee with the opportunity to consider shareholder views as part of its regular compensation review. The Board values the opportunity to receive feedback and will continue to consider the outcome of these votes in making executive compensation decisions.

Our Board of Directors recommends that you vote for "1 YEAR" on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation

The following proposal was submitted by one of our individual shareholders and will be voted on at the Annual Meeting if it is properly presented. Such shareholder's name, address, and number of shares of Xylem common stock may be obtained by a shareholder on written request to our Corporate Secretary.

PROPOSAL 5 — SPECIAL SHAREHOLDER MEETING IMPROVEMENT
Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the standard closest to 10% permitted by state law). This proposal does not impact our board's current power to call a special meeting.
Scores of Fortune 500 companies allow 10% of shares to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings.
This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013. A shareholder right to call a special meeting and to act by written consent and are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle.
More than 100 Fortune 500 companies provide for shareholders to call a special meeting and to act by written consent. We have no right to act by written consent - hence the greater need to expand the right to call a special meeting at Xylem Inc.
Unfortunately our top management decided relatively recently to incorporate in the shareholder unfriendly state of Indiana. Indiana does not allow shareholders to act by written consent unless every single one of our 180 million shares agree - which is a sad joke of a right under Indiana law. Thus we need the most shareholder friendly version of a shareholder right to call a special meeting.
Also our top management adopted proxy access, which is good. However the version of proxy access adopted is potentially for only the largest shareholders who are the most unlikely shareholders to make use of it. Unfortunately top management said Xylem shareholders should not even have the opportunity to vote on a 2017 proposal for a more functional version of proxy access. Adoption of this special meeting proposal will help make up for our complete lack of a right to act by written consent and our limited version of shareholder proxy access.
Any claim that a shareholder right to call a special meeting can be costly - may be largely moot. When shareholders have a good reason to call a special meeting - our board should be able to take positive responding action to make a special meeting unnecessary.

Xylem 2018 Proxy Statement	13

Please vote to enhance management accountability to shareholders:
Special Shareholder Meeting Improvement - Proposal 5

Board of Directors’ Statement of Opposition

The Board recommends a vote AGAINST Proposal 5. The Board believes that this proposal is unnecessary in light of the existing right of our shareholders to call a special meeting, the Board’s record of making corporate governance changes that promote the accountability of the Board to shareholders, and Xylem’s other strong governance practices, commitment to sustainability, and robust shareholder engagement program, as detailed below:
We adopted a right to call special meetings that reflects a balanced approach to enhancing shareholder rights and protecting the interests of all shareholders. Currently, holders of 25% or more of our common stock have the right to call a special meeting, pursuant to a Company proposal adopted by shareholders representing more than 80% of our outstanding shares at our 2014 annual meeting.
Prior to the adoption of this right in 2014, the Company reached out to its 25 largest shareholders, engaging in discussions on this topic with 17 shareholders. In 2017, we again reached out to our largest shareholders on this topic, engaging with 10 shareholders representing approximately 30% of our outstanding shares. These shareholders generally continue to support a 25% ownership threshold; a number of them expressed concern that a threshold of 10% was too low.
Our Board continues to believe that the Company’s 25% threshold to call for a special meeting provides shareholders with assurance that a reasonable number of shareholders consider a matter important enough to warrant a special meeting. For the past few years, 25% has been the most common threshold for special meeting rights at S&P 500 companies and is endorsed in the voting policies of a number of leading institutional investors. We believe this threshold remains right for Xylem and our shareholders, particularly given our concentrated shareholder base. Preparing for, and holding, a special meeting is time-consuming and expensive. The 25% threshold helps avoid waste of Company and shareholder resources on addressing narrow or special interests.
Our shareholders can be assured that their right to be apprised of, and vote on significant matters is protected not only by their existing right to call special meetings, but also by state law and other regulations. Xylem is incorporated in Indiana, which requires that major corporate actions, such as a merger or a sale of all or substantially all of Xylem’s assets, be approved by its shareholders. Xylem is also listed on the NYSE, which requires, among other things, that listed companies obtain shareholder approval for issuances of equity representing more than 20% of an issuer’s voting power as well as equity compensation plans and significant issuances of equity to related parties.
Our Board has a history of making corporate governance changes that promote accountability of management and our Board to our shareholders:

•
Declassified Board: In 2013, our Board proposed (and our shareholders approved) an amendment to the Company’s Articles of Incorporation to declassify the Board; declassification is now complete and all directors are up for election annually.

•
Right to Call Special Meetings: As noted above, in 2014, our Board proposed (and our shareholders approved) an amendment to the Company’s Articles of Incorporation to allow shareholders owning 25% or more of our shares to request that the Board call a special meeting.

•	Proxy Access: In 2016, our Board amended the By-laws to adopt a proxy access right.

•	Right of Shareholders to Amend By-laws: In 2017, our Board proposed (and our shareholders approved) an amendment to the Company’s Articles of Incorporation to allow shareholders to amend our By-laws.
In addition, the Company maintains strong and effective practices that reflect our ongoing commitment to corporate governance:

•	Majority voting: Shareholders elect our directors by majority voting in uncontested elections.

•	No poison pill: We do not have a “poison pill.”

•	Independent Board leadership: Our Chairman of the Board is independent under the NYSE’s listing standards.

•	Independent directors: Other than Mr. Decker, our President and CEO, all of our Directors are independent under the NYSE’s listing standards.

Xylem 2018 Proxy Statement	14

•	Annual self-assessments: Our Board and committees conduct annual assessments, including individual and peer assessments facilitated by a third party at regular intervals.

•	Prohibition on hedging, pledging and shorting: We have a policy against hedging, pledging and shorting by Company insiders, including Directors and officers, involving the Company’s common stock.

•	Share ownership guidelines: We have meaningful share ownership guidelines for all Directors and officers.

•	Pay-for-Performance: Our executive compensation program emphasizes pay-for-performance.

•	Clawback policy: Our executive officers are subject to a clawback policy.

•
ESG: Our Corporate Governance Principles and Committee charters establish clear accountability for the oversight of ESG matters, such as safety, innovation, environmental sustainability, and ethics and compliance. In 2017, Xylem became a signatory to the CEO Water Mandate, a UN Global Compact initiative that mobilizes business leaders on water, sanitation, and the Sustainable Development Goals. We were also rated by and named to several indices used to track performance of companies in measuring and reporting on their sustainability performance and corporate citizenship: the MSCI Global Sustainability Index Series, the FTSE4Good Index Series, the CDP (formerly the Carbon Disclosure Project), the Euronext Vigeo US 50 Index, the NASDAQ OM CRD Global Sustainability Index, Barron’s 100 Most Sustainable Companies, and Forbes and Just Capital’s The Just 100. These are major acknowledgments reflecting the work we have done to advance sustainable business practices and to consistently report our progress over time.

•
Shareholder Engagement: We continue to view direct shareholder engagement as critical to our Company’s success. To ensure that shareholders have an opportunity to raise important issues between annual meetings, Xylem’s leadership team meets regularly with shareholders to discuss our strategy, operational performance, and business practices and to share perspectives on corporate governance, sustainability and executive compensation matters. In 2017, we also held an Investor and Analyst Day where the Company presented and discussed its long-term strategy and financial objectives.

In light of the existence of a balanced and meaningful right to call a special meeting that serves the best interests of our shareholders and our demonstrated and continuing commitment to effective corporate governance, as evidenced by our corporate governance changes and practices described above, the Board believes that this proposal is unnecessary.

Our Board recommends that you vote AGAINST this proposal.

Xylem 2018 Proxy Statement	15

GOVERNANCE
Shareholder Engagement Program

Our Board values the input and insights of the Company’s shareholders and believes that effective Board-shareholder communication strengthens the Board’s role as an active, informed and engaged fiduciary. Our Board views engagement as a year-round conversation with shareholders about creating long-term sustainable value. Accordingly, the Board seeks to build a framework for deep, frequent, and productive conversations with the Company’s shareholders.
We closely monitor governance trends and their relevance to the Company and our shareholders. In the late fall, we hold meetings with our largest shareholders. This is an opportunity for discussion of the Company’s corporate governance profile, compensation philosophy, and performance around sustainability and corporate citizenship and to receive feedback regarding the practices that are priorities for our investors. Management reviews the key themes and insights from these shareholder meetings with the Board and the Board considers them in making decisions regarding our governance practices, executive compensation program, and sustainability. We may hold follow-up conversations with shareholders to address important issues that will be considered at the annual shareholders meeting. The outreach and engagement by our management team may be augmented by Director participation when the topic or the nature of the shareholder request makes this a more meaningful outreach approach.
In addition to our governance and compensation outreach, we regularly engage with our shareholders on a variety of topics relating to performance and strategy for long-term growth, often at conferences and in-person meetings. In addition, in 2017, we hosted an Investor and Analyst Day. This was an opportunity to present and discuss our long-term strategy and financial objectives, while engaging with our investors.

We make a concerted effort to engage with shareholders at various times throughout the year to solicit their feedback on a range of topics including those related to governance and executive compensation.

Communication with the Board. The Board has established a process to facilitate communication between shareholders and other interested parties with the Company’s independent Directors. Communications intended for the Board, or for any individual member or members of the Board, should be sent by e-mail to Independent.Directors@xyleminc.com or directed to our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, New York 10573, with a request to forward the communication to the intended recipient or recipients. In general, any shareholder communication delivered to us for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions. Mail addressed to “Non-Employee Directors” will be forwarded to our Independent Chair. Junk mail, advertisements, resumes, spam and surveys will not be forwarded to the Board or Board Members. Abusive, threatening or otherwise inappropriate materials will also not be forwarded.
Corporate Governance Principles. The Board has adopted Corporate Governance Principles that, together with the Company’s articles of incorporation, by-laws, Code of Conduct, and Charters of the Board Committees, provide a governance framework for the Company and set out general principles regarding the functions and responsibilities of the Board and its committees. The Corporate Governance Principles are reviewed by the Board periodically. The Corporate Governance Principles emphasize the importance of Board composition, Director performance and effectiveness, and provide that Directors must be able to devote time required to prepare for and attend regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary for good corporate governance, including continuing Director education, site visits and communication with management.
To help assure that Directors are able to fulfill their commitments to the Company, the Corporate Governance Principles provide that Directors who are chief executive officers of public companies may not serve on more than two public company boards (including our Board) in addition to service on their own board. Directors, who are not chief executive officers of public companies, may not serve on more than four public company boards (including our Board). However, as provided in the Corporate Governance Principles, even when Directors have not exceeded these guidelines, any new or proposed directorships or affiliations are reviewed with respect to conflicts, potential conflicts or other concerns, including the effect on such Director’s ability to devote time required for Board service.
The Corporate Governance Principles also provide that when a Director retires, or his or her principal occupation significantly changes, that Director will offer to tender his or her resignation of the Chair of our Nominating and Governance Committee.  The Nominating and Governance Committee will make a recommendation to the Board whether to accept or reject the tendered resignation offer.  The Corporate Governance Principles are available on

16	Xylem 2018 Proxy Statement

our website at www.xyleminc.com, by clicking on “Investors” and then “Corporate Governance.” A copy of the Corporate Governance Principles will be provided free of charge to any shareholder upon written request to our Corporate Secretary.

Separation of Board Chair and Chief Executive Officer. Our Board is led by our independent Chair. In today’s challenging economic and regulatory environment, directors are required to spend a substantial amount of time and energy successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, our Board of Directors currently believes that having a separate Chair, whose sole job is to lead the Board, allows our CEO to focus his time and energy on running the day-to-day operations of our Company. The Board will consider the continued appropriateness of this structure as necessary to meet the best interests of the Company. The Board believes that our current leadership structure strengthens the Board’s role in risk oversight of the Company.
Board’s Role in Risk Oversight
While management has responsibility for managing risk, our Board has responsibility for risk oversight and our Audit Committee oversees our risk management processes and policies. Risk oversight is an ongoing process and inherent in the Company’s strategic and operational decision-making. The Board discusses risk throughout the year in general terms and in relation to specific proposed actions. In addition, the Board receives periodic updates from management on the financial and operating results of the Company, as well as on the strategic and annual operating plans and provides appropriate input and perspectives. The Board has delegated responsibility for the oversight of certain risk categories to its committees based on the committee’s expertise and applicable regulatory requirements, as summarized below. Each Committee regularly receives updates on these matters and reports on them to the Board. In addition, management periodically reports to the Board and its committees on specific, material risks as they arise or as requested by the Board.
Management conducts an enterprise-wide risk management program that is designed to bring to the Board’s attention the Company’s most material risks for evaluation, including strategic, operational, financial and reputational risks. The Board and its committees work with management, our independent and internal auditors, as well as other external advisors, to incorporate enterprise-wide risk management into corporate strategy and business operations. We are managing cyber risk through a cross-functional cyber risk committee that provides regular updates and reports to the Nominating and Governance Committee and, as requested, to the Board.

Board/Committee		Examples of Areas of Risk Oversight
Board	●	Significant commercial and capital markets risks
	●	Significant legal or reputational matters
	●	Significant mergers and acquisitions
	●	Competitive developments
Audit Committee	●	Oversight of overall risk assessment and risk management processes and policies
	●	Accounting, controls and financial disclosures
	●	Financial statements and financial risk exposures
	●	Tax strategy and related risks
Finance, Innovation & Technology Committee	●	Capital spending
	●	Financing strategies and liquidity
	●	Technology and innovation
Leadership Development & Compensation Committee	●	Executive compensation philosophy and program design
	●	Executive development and leadership
	●	Succession planning for senior management
Nominating & Governance Committee	●	Compliance programs, including anti-corruption, anti-harassment and environmental, health & safety
	●	Cyber risk
	●	Corporate governance
	●	Sustainability

Xylem 2018 Proxy Statement	17

Director Independence. Our Corporate Governance Principles require a majority of our Board to be comprised of Directors who are independent in accordance with the NYSE’s listing standards. The Board conducts an annual review and has affirmatively determined that nine of our current ten Directors (Jeanne Beliveau-Dunn, Curtis J. Crawford, Robert F. Friel, Victoria D. Harker, Sten E. Jakobsson, Steven R. Loranger, Surya N. Mohapatra, Jerome A. Peribere and Markos I. Tambakeras) meet the independence requirements in the NYSE’s listing standards. Steven R. Loranger, who served as our Chief Executive Officer from September 2013 until March 2014, meets the independence requirements in the NYSE’s listing standards because his service as CEO was on an interim basis. Patrick K. Decker is not independent because he serves as President and CEO of Xylem.

Independence: All of our Directors are independent, with the exception of our CEO.
Identifying and Evaluating Director Nominees. Our Nominating and Governance Committee is responsible for identifying and recommending qualified director candidates to the Board of Directors. In fulfilling this responsibility, the Nominating and Governance Committee seeks to identify candidates who possess the attributes and experiences necessary to provide a broad range of personal characteristics to the Board, including diversity, experience in technology and innovation, as well as global business experience.

Board Diversity: Our Board actively seeks to consider diverse candidates for membership on the Board, taking into account diversity in terms of viewpoints, professional experience, education and skills as well as race, gender and nationality. Our Nominating and Governance Committee reviews its effectiveness in balancing diversity considerations when assessing the composition of the Board, and our entire Board considers diversity when conducting the annual Board assessment. In 2017, after an extensive search Jeanne Beliveau-Dunn was appointed to our Board. Ms. Beliveau-Dunn brings experience in innovation, technology, talent management, as well as fresh perspectives to our Board.

On an annual basis, as part of its self-assessment, the Board of Directors will assess whether the mix of directors is appropriate given the Company’s needs. As part of its process in identifying new candidates to join the Board, the Nominating and Governance Committee considers whether and to what extent attributes and experiences will individually and collectively complement the existing Board, recognizing that Xylem’s business and operations are diverse and global in nature.

Assessment of Board Effectiveness: Each year our Nominating and Governance Committee initiates an assessment of the effectiveness of the Board and each of our committees. The Board assessment solicits each Director's opinion on a variety of topics, including the overall composition of the Board. In addition to a survey-style assessment, the Chair of the Nominating and Governance Committee holds one-on-one conversations with each Board member to solicit additional feedback. On a periodic basis (generally every three years) the Nominating and Governance Committee will also engage an independent third party consultant to meet with each Board member to assist with the qualitative assessment of the Board. The independent advisor presents the findings to the full Board and facilitates a robust discussion focusing on opportunities for improvement. The advisor also provides feedback to individual directors, as applicable.

The Nominating and Governance Committee considers recommendations from many sources, including shareholders and third party search firms regarding possible director candidates. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, resume and biographical information to the attention of our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, New York 10573. The Nominating and Governance Committee and Board use the same criteria for evaluating candidates regardless of the source of the referral.
Code of Conduct. Our Code of Conduct requires all of our Directors, officers and employees to act ethically and honestly. The Code of Conduct is available on our website at www.xyleminc.com, by clicking “Investors” and then “Corporate Governance.” We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our CEO, CFO and Chief Accounting Officer, or persons performing similar functions, by posting such information on our website rather than by filing a Form 8-K. A copy of the Code of Conduct will be provided free of charge to any shareholder upon request to our Corporate Secretary.

18	Xylem 2018 Proxy Statement

Related Party Transactions. We have a written policy that governs the reporting, review and approval or ratification of transactions with related parties. The policy covers, but is not limited to, the related party transactions and relationships required to be disclosed under SEC rules. The policy supplements our Code of Conduct which addresses potential conflict of interest situations. Under our policy, Directors and executive officers are required to promptly notify the Chair of the Nominating and Governance Committee and our Corporate Secretary of any actual or potential related person transactions so that the transaction can be reviewed and considered for approval or ratification by the Nominating and Governance Committee.
In reviewing related party transactions, the Nominating and Governance Committee will consider the relevant facts and circumstances, including:

•	whether terms or conditions of the transaction are generally similar to those available to third parties;

•	the level of interest or benefit to the related party;

•	the availability of alternative suppliers or customers; and

•	the benefit to the Company.
Any Nominating and Governance Committee member who is a related party with respect to a transaction under review may not participate in the deliberations about the transaction or vote for its approval or ratification.
The policy provides pre-approval for certain types of transactions that the Nominating and Governance Committee has determined do not pose a significant risk of conflict of interest, either because a related party would not have a material interest in a transaction of that type or due to the nature, size or degree of significance to the Company.
In 2017 there were no related party transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

BOARD MEETINGS
Regular attendance at Board meetings and the Annual Meeting is expected of each Director. During 2017 there were 10 Board meetings and 20 committee meetings. In 2017, average attendance of our Directors at Board and applicable committee meetings (held during the period that each Director served) was 96% and no Director attended fewer than 75% of the total number of Board and applicable committee meetings.
The independent directors hold regularly scheduled executive sessions without Company management present. Markos I. Tambakeras, the Chair of the Board, presides over these sessions.
All of our Directors, with the exception of Dr. Mohapatra who had an unavoidable conflict, were present at the annual meeting held in 2017.

Site Visits: We encourage our Directors to conduct visits to our locations, and we periodically hold meetings at one of our sites so that our Directors can meet with employees, customers and other stakeholders, and visit our facilities. In 2017, site visits occurred at our Raleigh, North Carolina, Dubai, Milan, Shanghai and Shenyang locations.

BOARD COMMITTEES
Our Board has established four committees to assist in discharging its duties: the Audit Committee, the Finance, Innovation and Technology Committee, the Leadership Development and Compensation Committee and the Nominating and Governance Committee. Written charters for each of these committees are available on our website at www.xyleminc.com by clicking “Investors” and then “Corporate Governance.”

Xylem 2018 Proxy Statement	19

AUDIT COMMITTEE
The Audit Committee held seven meetings in 2017.
The primary purpose of the Audit Committee is to assist with Board oversight of the Company’s financial reporting process. The responsibilities of the Audit Committee are set forth in its charter which is available on our website, and include the following:

•	Determine the appointment, compensation, evaluation and termination of the independent auditors.

•	Review and discuss with management and the independent auditors the annual audited financial statements and quarterly financial statements of the Company.

•	Discuss policies with respect to risk assessment and risk management.

•	Review significant findings or unsatisfactory internal audit reports or audit problems or difficulties encountered by independent auditors in the course of the audit work.

•	Review major issues regarding the Company’s accounting principles and internal controls.

Independence and Financial Expertise: The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the NYSE, SEC rules and regulations and our Corporate Governance Principles. All members of the Audit Committee are financially literate and the Board of Directors has determined that two Audit Committee members, Robert F. Friel and Victoria D. Harker, are “audit committee financial experts” under SEC rules.

AUDIT COMMITTEE REPORT
Xylem’s Audit Committee reports to and acts on behalf of the Board of Directors. A brief description of the primary responsibilities of the Audit Committee is included under “Board Committees — Audit Committee” above. Management has primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Xylem’s independent auditors, Deloitte, is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the Company’s internal controls over financial reporting.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2017 with management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (PCAOB). In addition, the Audit Committee has received the written disclosures and the PCAOB-required letter from Deloitte regarding its communications with the Audit Committee concerning independence, and the Committee has discussed with Deloitte its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K for 2017 which was filed with the SEC.
Audit Committee of the Company’s Board of Directors:
Victoria D. Harker, Chair
Robert F. Friel
Sten E. Jakobsson
Steven R. Loranger

Xylem 2018 Proxy Statement	20

FINANCE, INNOVATION AND TECHNOLOGY COMMITTEE
The Finance, Innovation and Technology Committee held three meetings in 2017.
The primary purpose of the Committee is to assist the Board in its oversight of the Company’s financing strategy and activities, investment policies and matters relating to the financial condition of the Company and to oversee and provide counsel on matters of innovation and technology. The responsibilities of the Committee are set forth in its charter which is available on our website and include the following:

•	Review the Company’s technology and innovation strategy in the context of overall corporate strategy, goals and objectives.

•	Review the Company's financial strategies, capital structure, liquidity and credit rating.

•	Review the progress, results and effectiveness of the Company’s proposed and ongoing major research and development activities relating to new products and businesses.

•	Review the Company's mergers and acquisitions pipeline.

NOMINATING AND GOVERNANCE COMMITTEE
The Nominating and Governance Committee held four meetings in 2017.
The primary purpose of the Committee is to ensure the Board of Directors is appropriately constituted to meet its fiduciary obligations to shareholders. The responsibilities of the Committee are set forth in its charter which is available on our website and include the following:

•	Develop, review, update and recommend corporate governance principles to the Board of Directors.

•	Evaluate and make recommendations to the Board of Directors concerning the composition, governance and structure of the Board.

•	Determine the composition of Board committees, including the chairs.

•	Make recommendations to the Board of Directors concerning the qualifications, compensation and retirement age of Directors.

•	Administer the Board of Directors’ annual Board and committee self-assessment.

•	Identify, evaluate and propose nominees for election to the Board of Directors and conduct searches for prospective Board members.

•	Oversee the business ethics and anti-corruption programs.

•	Oversee specialty compliance programs, including environmental, health and safety, business continuity, trade compliance and cyber risk.

•	Review the Company’s sustainability and corporate programs and related activities.
Independence: The Board of Directors has determined that each member of the Nominating and Governance Committee meets the independence requirements of the NYSE and our Corporate Governance Principles.

Xylem 2018 Proxy Statement	21

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE
The Leadership Development and Compensation Committee held six meetings in 2017.
The primary purpose of the LDCC is to provide oversight of compensation, benefits, development and succession for executive officers of Xylem. The responsibilities of the Committee are set forth in its Charter which is available on our website and include the following:

•	Approve and oversee administration of the Company’s executive compensation program including incentive plans and equity-based compensation plans.

•	Set annual performance goals and strategic objectives for the CEO and evaluate CEO performance against such goals.

•	Approve individual compensation actions for executive officers.

•	Oversee the establishment and administration of the Company’s executive officer benefit programs and severance policies.

•	Oversee succession planning for executive officers and the Company's leadership and development programs.
Compensation Risk Oversight. To assist the Board with its risk oversight responsibilities, the LDCC regularly considers the risks associated with the Company's compensation programs. In addition, each year our management team undertakes a comprehensive review of the Company's compensation policies and practices and presents the results of this review to the LDCC. Following the presentation of the results of this review for 2017, the LDCC concluded that the overall structure of our compensation program is designed with the appropriate balance of risk and reward in relation to our overall business strategy, and that there were no compensation related risks reasonably likely to have a material adverse effect on the Company.
The following table summarizes the risk mitigation factors for each element in our executive compensation program:

Compensation Element		Risk Mitigation Factors
Base Salary	●	Fixed component.
	●	Represents a relatively small percentage of total compensation.
Annual Incentive Plan	●	Determined based on multiple performance factors to align executives globally on key business priorities.
	●	Regular assessment of the pay and performance relationship of Annual Incentive Plan performance targets and range of potential payouts to ensure appropriate pay for performance alignment.
	●	Final payouts made after a validation process to confirm business results and applicable earned payout.
	●	Capped performance scores and awards payable to any individual.
	●	Payouts for senior executives are subject to clawback policy.
Long-Term Incentive Plan	●	LTIP awards valued and granted on the approval date.
●
Balanced mix of performance metrics (an internal absolute metric and an external relative metric) intended to ensure pay for performance based on Company goals and directly linked to delivering shareholder value.

	●	Regular assessment of the pay and performance relationship of LTIP performance targets and range of potential payouts to ensure appropriate pay for performance alignment.
	●	Re-pricing or exchange of stock options without shareholder approval prohibited.
	●	Stock ownership guidelines for senior executives.
	●	Payouts for senior executives are subject to clawback policy.
	●	Strong insider trading policy, which prohibits the hedging and pledging of our common stock.

22	Xylem 2018 Proxy Statement

Additional information on the roles and responsibilities of the LDCC is provided under “Compensation Discussion and Analysis”.
Independence and Outside Directors: The Board of Directors has determined that each member of the Leadership Development and Compensation Committee meets the independence requirements of the NYSE (including those applicable specifically to compensation committee members) and our Corporate Governance Principles. The Board has also determined that all four members of the Compensation Committee are “non-employee directors” under the SEC’s rules and “outside directors” for purposes of 162(m) of the Internal Revenue Code of 1986.
Compensation Committee Interlocks and Insider Participation. None of the members of the Leadership Development and Compensation Committee during fiscal year 2017 or as of the date of this Proxy Statement have been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Leadership Development and Compensation Committee or Board of Directors.
LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
The Leadership Development and Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Leadership Development and Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Leadership Development & Compensation Committee of the Company’s Board of Directors:
Curtis J. Crawford, Ph.D, Chair
Jeanne Beliveau-Dunn
Surya N. Mohapatra, Ph.D.
Jerome A. Peribere

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

Certain Beneficial Owners
Set forth below is information regarding any person known to the Company as of February 15, 2018 to be the beneficial owner of more than five percent of our outstanding common stock as of December 31, 2017. As of December 31, 2017, the Company had 179,861,643 shares of common stock outstanding. In providing the information below, we have relied on information filed with the SEC by the beneficial owners.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1) 40 East 52nd Street New York, New York 10022	14,133,448	7.90
The Vanguard Group (2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	18,154,874	10.10
T. Rowe Price Associates, Inc. (3) 100 East Pratt Street Baltimore, Maryland 21202	10,546,773	5.80

(1) As of December 31, 2017, BlackRock, Inc. had sole voting power with respect to 12,190,579 shares and sole dispositive power with respect to 14,133,448 shares. The foregoing information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 8, 2018.
(2) As of December 31, 2017, The Vanguard Group had sole voting power with respect to 252,081 shares and sole dispositive power with respect to 17,872,711 shares, shared voting power with respect to 37,486 shares and shared dispositive power with respect to 282,163 shares. The foregoing information is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2018.
(3) As of December 31, 2017, T. Rowe Price Associates had sole voting power with respect to 3,243,958 shares and sole dispositive power with respect to 10,546,773 shares. The foregoing information is based solely on a Schedule 13G/A filed by T. Rowe Price with the SEC on February 14, 2018.

Xylem 2018 Proxy Statement	23

Directors and Executive Officers
The following table shows the number of shares of our common stock beneficially owned by each Director, by each named executive officer, and by all current Directors and executive officers as a group as of February 15, 2018. The percentage calculations below are based on an outstanding share number of 179,823,845. The number of shares beneficially owned by each Director or executive officer has been determined under the rules of the SEC, which provide that beneficial ownership includes any shares as to which a person has the power to vote, or the power to transfer, and any shares the person has the right to acquire within 60 days by the exercise of any stock option or other right. Unless otherwise indicated, each individual has sole voting and investment power or shares those powers with his or her spouse.

Name of Beneficial Owner	Total Shares Beneficially Owned (1)(2)	Percentage of Class
Jeanne Beliveau-Dunn	—	*
Curtis J. Crawford	44,554	*
Patrick K. Decker	546,283	*
Robert F. Friel	14,105	*
Victoria D. Harker	17,861	*
Sten E. Jakobsson	13,423	*
Steven R. Loranger	149,306(3)	*
Surya N. Mohapatra	33,586	*
Jerome A. Peribere	12,726	*
Markos I. Tambakeras	61,829(4)	*
Kenneth Napolitano	240,855	*
E. Mark Rajkowski	41,680	*
Colin R. Sabol	63,322	*
Claudia S. Toussaint	71,438	*
All Current Directors and Executive Officers as a Group (18 persons)	1,448,142	*
*Less than 1%
____________

(1)	The shares shown includes the following vested but deferred RSUs: Robert F. Friel, 9,789 RSUs; Surya N. Mohapatra, 1,355 RSUs; and all directors as a group, 11,144.

(2)
The shares shown includes the following shares that directors and executive officers have the right to acquire within 60 days of February 15, 2018: Patrick K. Decker, 154,880 shares; Kenneth Napolitano, 23,734 shares; E. Mark Rajkowski, 25,086 shares; Colin Sabol, 19,441 shares; Claudia Toussaint, 19,181 shares and all directors and executive officers as a group, 242,322 shares.

(3)	Includes 130,918 shares held by a family trust of which Mr. Loranger is the trustee and disclaims beneficial ownership.
(4) Includes 58,969 shares held by a family trust of which Mr. Tambakeras and his spouse are co-trustees and as to which Mr. Tambakeras disclaims beneficial ownership.

Stock Ownership Guidelines
We have adopted stock ownership guidelines to encourage Directors and executive officers to build their ownership positions in our common stock over time. We believe that stock ownership guidelines are an important governance feature because they promote executive officer and Director commitment to the Company and strengthen the alignment between executive compensation and shareholder interests.
Our guidelines currently provide for the following stock ownership levels:

Chief Executive Officer	5 X Annual Base Salary
Chief Financial Officer	3 X Annual Base Salary
Senior Vice Presidents	2 X Annual Base Salary
Directors	5 X Annual Cash Retainer
It is expected that all shares acquired through the vesting of restricted stock units or performance share units and through the exercise of stock options will be held until the applicable ownership level is met. In addition to this

24	Xylem 2018 Proxy Statement

expectation, the Company requires officers subject to the guidelines to retain at least 50% of the net (after-tax) shares acquired through the vesting of restricted stock units and performance share units to meet the applicable ownership level.
Compliance with the guidelines is monitored periodically. We take the individual’s tenure into account in determining compliance with the guidelines. Directors and executive officers are given five years from the date they first become subject to a particular level of stock ownership to meet the applicable ownership level. As of February 15, 2018, all Directors and executive officers have met or are on track to meet the ownership guidelines.
Insider Trading Prohibition and Policy on Rule 10b5-1 Trading Plans
Our executive officers and Directors are subject to our robust insider trading policy, which includes earnings-related blackout periods, as well as Company initiated blackout periods from time to time. Our insider trading policy allows executive officers and Directors to enter into pre-established trading plans for sales of Company securities. Under the policy:

•	All Rule 10b5-1 plans must be pre-cleared by Xylem’s legal department.

•	A 10b5-1 plan may only be entered into during an open trading window and while the insider is not in possession of material non-public information.

•	No trades may occur for the first 30 days after entering into a 10b5-1 plan and no trading may occur until 60 days after elective termination of a 10b5-1 plan.
Prohibition on Hedging, Pledging and Shorting Xylem Stock
Our insider trading policy prohibits employees, including executive officers and Directors from engaging in any hedging transactions with respect to Company securities. This includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset any decrease in the market value of Company securities. Our insider trading policy also prohibits short sales of Company securities and derivative or speculative transactions in Company securities and the pledging, or using as collateral, Company’s securities in order to secure personal loans or other obligations.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and Directors, and any persons beneficially owning more than 10% of the Company’s outstanding common stock, to file reports of stock ownership and changes in ownership with the SEC within specified time periods. Based on a review of reports filed during 2017 and written representations from the Company’s executive officers and Directors, the Company believes that all reports required to be filed in 2017 were filed on time.

Xylem 2018 Proxy Statement	25

DIRECTOR COMPENSATION
Our non-employee director compensation program is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our shareholders. Each non-employee Director receives an annual cash retainer and an annual equity award in the form of restricted stock units (“RSUs”). To reflect their additional responsibilities, the Chairs of all committees receive an additional cash retainer. The Independent Chair of the Board receives an additional retainer consisting of cash and RSUs. Mr. Decker, as an employee director, does not receive any additional compensation for his service as director.
The Board has delegated to the Leadership Development and Compensation Committee ("LDCC") the responsibility to review and recommend to the Nominating and Governance Committee ("N&G") any proposed changes in non-employee director compensation. In connection with such review, the LDCC periodically engages its external compensation consultant to assist with benchmarking and analysis regarding non-employee director compensation (generally every three years). Pearl Meyer's review consists of analysis of competitive market data from the peer group used for our executive compensation benchmarking, and a selected group of general industry companies that are similarly situated to us from a revenue and market capitalization perspective. The last review, which was conducted in 2016 indicated that our director compensation program design is generally aligned with market median. Director compensation is approved by the full Board.
The following table sets forth our 2017 non-employee director compensation.

Compensation Element
Standard Board Compensation
Annual Cash Retainer	$100,000
Annual Equity Award	$140,000
Board and Committee Chair Retainers
Independent Board Chair	$135,000
($67,500 in cash and $67,500 in RSUs)
Audit Committee Chair	$20,000
All other Committee Chairs	$15,000
Director Compensation Limit Policy. In 2017 our Board adopted a policy limiting the total annual compensation for non-employee directors to $750,000. This limit is inclusive of the value of both the annual cash retainer(s) and the grant date fair value of the annual equity award.
Deferred Compensation Plan for Directors. Directors have the ability to defer their cash retainers and/or their RSUs. Directors may defer their cash retainers until a specified distribution date or until retirement or earlier death. Directors may also choose how deferred amounts will be valued until paid; they may choose to have the deferred amount credited with a fixed rate of interest or to have the deferred amount adjusted periodically based on the value of our common stock. Directors may defer settlement of RSUs until termination of service on the Board or the earlier of a date specified by the Director.
Other Board Compensation. The Company reimburses Directors for certain expenses incurred in connection with attending Board, committee and shareholder meetings, including travel, hotel accommodations, meals and other incidental expenses for the Director (and his or her spouse if specifically invited to attend). The Company may also from time to time, provide Directors and their spouses token gifts of nominal value. Directors are reimbursed for reasonable expenses associated with other Company-related business activities, including participation in director education programs.
Directors are eligible to participate in the Company’s matching gifts program on the same terms as our employees. Under this program, the Company will match or, in certain cases, double match up to $5,000 in annual donations made to Xylem’s Watermark Fund or its non-profit partners.
Indemnification and Insurance. We indemnify our Directors to the fullest extent permitted by law and maintain insurance to protect the Directors from liabilities, including certain instances where we could not otherwise indemnify them. All Directors are covered under a non-contributory group travel insurance policy that provides travel assistance benefits and services, including medical insurance, evacuation coverage and accidental death and dismemberment coverage. Non-employee Directors also participate in a non-contributory group life insurance plan that provides $100,000 of coverage.

26	Xylem 2018 Proxy Statement

.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Jeanne Beliveau-Dunn	50,000	104,997	154,997
Curtis J. Crawford	86,250	140,003	226,253
Robert F. Friel	86,250	140,003	226,253
Victoria D. Harker	90,000	140,003	230,003
Sten E. Jakobsson	75,000	140,003	215,003
Steven R. Loranger	86,250	140,003	226,253
Surya N. Mohapatra	75,000	140,003	215,003
Jerome A. Peribere	75,000	140,003	215,003
Markos I. Tambakeras	125,625	207,478	333,103

(1)
Fees earned may be paid, at the election of the Director, in cash or deferred cash. Non-employee Directors may irrevocably elect deferral into an interest-bearing cash account or an account that tracks the performance of Xylem common stock. Following our 2017 annual meeting, our Directors elected for payment of the cash retainer to be paid quarterly. The amounts represent compensation received in 2017.

(2)
The grant date fair value for RSU was $59.93 for Ms. Beliveau-Dunn's grant and $51.04 for all other directors' grants, which were the closing prices of Xylem’s common stock on August 16, 2017 and May 10, 2017, respectively. The number of RSUs granted to all non-employee Directors was determined by dividing the annual equity award by the closing price of Xylem’s common stock on the date of grant. Directors receive dividend equivalents on the RSUs but have no other rights as shareholders with respect to the RSUs until vesting.

DIRECTOR STOCK AND OPTION AWARDS OUTSTANDING AT 2017 FISCAL YEAR END
The following table reflects stock and option awards outstanding as of December 31, 2017 for non-employee Directors. Outstanding stock awards reflect unvested RSUs.

Name	Outstanding Stock Awards	Outstanding Option Awards
Jeanne Beliveau-Dunn	1,752	—
Curtis J. Crawford	2,743	2,860
Robert F. Friel	12,532	—
Victoria D. Harker	2,743	—
Sten E. Jakobsson	2,743	—
Steven R. Loranger	2,743	—
Surya N. Mohapatra	4,098	2,860
Jerome A. Peribere	2,743	—
Markos I. Tambakeras	4,065	2,860

Xylem 2018 Proxy Statement	27

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Introduction & Background
This section describes the compensation programs and philosophy for our Named Executive Officers (“NEOs”) in 2017:

NEO	Position
Patrick K. Decker	President & Chief Executive Officer (“CEO”)
E. Mark Rajkowski	Senior Vice President ("SVP") & Chief Financial Officer (“CFO”)
Colin R. Sabol	SVP & President, Measurement and Control Solutions (“MCS”)
Kenneth Napolitano	SVP & President, Applied Water Systems (“AWS”) and Americas Commercial Team (“CT”)
Claudia S. Toussaint	SVP, General Counsel & Corporate Secretary
D. Randall Bays	Former SVP & President, Sensus
On April 1, 2017, Mr. Napolitano was appointed as SVP and President, AWS and Americas CT. He previously served as SVP and President, AWS. On October 1, 2017, Mr. Bays stepped down as SVP and President, Sensus but remained employed by the Company as an advisor to the CEO until March 3, 2018, when he retired from the Company. He was succeeded by Mr. Sabol, who previously served as SVP and President, Analytics and Treatment.
Executive Summary
Business Performance for 2017

                                                             Key Results for 2017

● Revenue was $4.7 billion, up 25% on a reported basis and 4% on a pro forma organic* basis from 2016
● Net Income was $331 million and Earnings Per Share of $1.83
● Adjusted Net Income* was $433 million and Adjusted Earnings Per Share* of $2.40, up 18% from 2016
● Free Cash Flow* was $544 million, up 41% from 2016, representing a 147% conversion

____________
* Non-GAAP financial measures that exclude certain items. For a description and reconciliation of the items excluded from these measures relative to our reported GAAP financial results, please refer to pages 30-31 of Xylem’s 2017 Annual Report on Form 10-K.
We delivered strong performance in 2017. Our focus on customers and continuing to enhance our execution in the field translated into improved results in revenue, orders and backlog growth. We capitalized on healthy conditions in all of our end market, particularly in industrial and public utilities. Our productivity for growth initiatives continue to generate significant savings and fund critical R&D investments for our long-term growth. The successful integration of the new capabilities and capacity we gained with the addition of Sensus and Visenti is opening up new growth opportunities for us, and we’re building on this as we continue to execute our strategy of disciplined capital deployment.
In 2017, we made meaningful progress in each of our top five strategic priorities by raising our level of execution while advancing our journey as a leader in water:

•
Enhance Commercial Leadership: We are making great strides in improving our selling capabilities and the quality of customers’ experience with Xylem. We simplified our commercial organizations, aligning them around customer needs by market and encouraging collaboration across boundaries to bring customers our full portfolio of solutions. We are exploring new business models that can provide value to customers in innovative ways and accelerate growth. We have evolved our marketing organizations globally, aligning them around industry verticals and creating common processes to ensure successful product launches and greater efficiency in our marketing activities.

•
Grow Emerging Markets: We continue to generate accelerated growth in the emerging market regions by expanding our capabilities and presence and investing in product localization. In 2017, we achieved 7% revenue growth and 14% order growth overall, and in the fourth quarter, we generated exceptionally strong revenue and order growth in China and India.

28	Xylem 2018 Proxy Statement

•
Strengthen Innovation and Technology: Our innovation activities are gaining momentum and driving growth. Our new product pipeline has grown, and we have improved our new product development processes. We’re now advancing products more quickly through the development cycle and focusing resources on the most promising projects. We improved our product vitality index (a measure of the percentage of revenue that came from products launched in the past five years) to 24% in 2017, and are on track to reach an ambitious 30% vitality index goal by 2020.

•
Build a Continuous Improvement ("CI") Culture: We continue to strive to become a more efficient company, which helps us better serve customers and fuels savings to invest in growth. We achieved $148 million in gross productivity savings for 2017, exceeding our goal and improving our productivity by 10% over the prior year.

•
Cultivate Leadership and Talent Development: We continue to invest in our most important resource - our people. In 2017, we strengthened and expanded multiple talent development programs that are reaching more and more colleagues across the company at all levels and functions.

In 2017, we delivered on our shareholder commitments and overall internal targets, which impacted our performance-based compensation payout as described in detail under “Annual Incentive Plan - 2017 AIP Awards Paid in 2018.”
CEO Pay for Performance Summary
The following graph illustrates the pay-for-performance alignment of our CEO's compensation over the last three years, with Company performance measured by Total Shareholder Return (“TSR”) and the compensation for our CEO as disclosed in the Summary Compensation Table, excluding the amounts reported in the "All Other Compensation" column.

2017 Executive Compensation Highlights
Based on our executive total rewards philosophy, the Leadership Development and Compensation Committee (“LDCC”) took the following compensation actions in 2017:

•
Base Salary: The LDCC provided merit increases (ranging from 1.5% to 5.0%, consistent with similar increases for our employees generally) to the NEOs’ base salaries in March 2017. Additional salary adjustments were made in October 2017 to two NEOs’ base salaries based on the LDCC's review of market competitive levels and the NEOs’ new roles (described in detail under “Our Executive Compensation Program - Base Salary”).

•
Annual Incentive Compensation: Our Annual Incentive Plan (“AIP”) awards are directly linked to the Company’s annual performance and growth objectives. For the 2017 performance year, the AIP continued to measure team performance with equal weighting for three key financial metrics and individual performance. Pool funding for the individual component is aligned to total team performance results on the three financial metrics:

Xylem 2018 Proxy Statement	29

2017 Performance Year

Team	{	25%	Revenue

		25%	Operating Income	+ Individual	25%

		25%	Working Capital (as a percentage of Revenue)

Actual AIP awards are described in detail under “Our Executive Compensation Program – Annual Incentive Plan”.

•
Long-Term Incentive Compensation: Our Long-Term Incentive Plan (“LTIP”) awards are designed to align executive pay with long-term value creation for shareholders. The 2017 LTIP awards for NEOs included the following (described in detail under “Our Executive Compensation Program - Long-Term Incentive Plan”):

2017 Performance Year

25%	PSUs to be earned based on a pre-set, 3-year Return on Invested Capital ("ROIC") metric

25%	PSUs to be earned based on a 3-year TSR metric relative to S&P 500 (excluding financial services)

25%	Time-based RSUs

25%	Stock Options

The 2017 LTIP awards for NEOs as disclosed in the Summary Compensation Table were set to generally align with market median.
2017 Advisory Vote to Approve Executive Compensation
Each year, the LDCC considers results from the annual shareholders advisory vote on executive compensation and feedback from direct shareholder engagement when reviewing the executive compensation programs. At our 2017 annual meeting, our shareholders expressed a high level of support (94%) for the compensation of our NEOs. The LDCC believes this result conveyed our shareholders’ support of the existing executive compensation programs. As such, we did not make any changes to our executive compensation program as a result of the vote.
2017 Shareholder Engagement
Our Board values the inputs and insights of the Company’s shareholders and believes that effective Board-shareholder communication strengthens the Board’s role as an active, informed and engaged fiduciary. We make a concerted effort to engage with shareholders various times throughout the year to solicit their input on a range of topics related to executive compensation and governance matters. In 2017, we reached out to shareholders representing approximately 60% of our outstanding shares and engaged in direct dialogue with shareholders holding approximately 30% of our outstanding shares. Our top shareholders expressed strong support for Xylem’s executive compensation programs. As such, no changes were made to the Company’s executive compensation program as a result of feedback from our shareholders.

30	Xylem 2018 Proxy Statement

Best Practices
Our compensation program incorporates the following practices:

What We Do		What We Don’t Do
✓	Pay-for-Performance: A significant portion of our NEO pay is performance-based and variable pay.	✗	No Perquisites: We currently do not provide any perquisites for our NEOs.
✓	Double-Trigger Change of Control Provision: We have adopted double-trigger vesting upon a change of control for our severance plans and LTIP awards.	✗	No Special Retirement Plan for NEOs: We do not provide any retirement benefits to NEOs, other than the benefits available to the broader population of salaried employees.
✓
Peer Group Selection: We conduct a robust annual review and validation of our compensation peer group to ensure that the number of peer companies is appropriate and each peer company remains comparable.
✗
No Fixed-Term Employment Contracts: We do not have a fixed-term employment contract with any of our NEOs. We entered into a letter agreement with Mr. Decker, as disclosed in our 2014 Proxy which does not provide for a specific term of employment.

✓
Compensation Benchmarking: We conduct benchmarking exercises on a regular basis to ensure that our compensation programs are competitive and have a balanced portfolio approach for fixed versus variable compensation.
✗
No Tax Gross-Ups: Tax gross-ups are not provided by Xylem except in the case of taxable relocation expenses or non-permanent international assignment support. We generally do not provide Section 280G excise tax gross-ups under our plans.

✓	Proactive Management of Share Utilization: Throughout the year, we regularly review and project share utilization to ensure reasonable overhang and annual run rate levels.	✗
Prohibition on Pledging and Hedging: We have an anti-shorting, pledging and hedging policy which prohibits our officers and Directors from pledging Xylem securities or purchasing financial instruments, or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Xylem securities.

✓
Annual Risk Assessment: Annually, we conduct a global risk assessment of incentive-based compensation to identify any issues that could have a material, adverse impact on the Company. No material adverse risks were identified in the annual compensation risk assessment.

✓	Clawback Policy: We have a clawback policy which applies to both cash and equity performance-based compensation.
✓	Balanced Compensation Design: Our executive compensation program is designed to align with the Company’s business strategy and shareholders’ interests in the context of market practices.
✓	Stock Ownership Guidelines: All of our NEOs are expected to hold stock valued at a multiple of base salary.
✓	Insider-Trading Policy: We have a robust insider-trading policy.
✓	Engagement of an Independent Compensation Consultant: The LDCC engages an independent compensation consultant to provide advice on executive officer and Director compensation matters.

OUR EXECUTIVE COMPENSATION PROGRAM
Philosophy and Objectives
Our executive compensation program is based on the following principles:

•
Design of compensation programs should reward executives for long-term growth and profitability and should be reasonable, fair, fully disclosed, and strongly aligned with long-term sustainable shareholder value creation.

•	Compensation should be simple, flexible and sustainable to support Xylem’s strategy and should be reviewed annually to ensure continued support of the Company’s business objectives.

•
Target compensation (base salary, target annual incentive compensation and target long-term incentive compensation) opportunities should reflect the market median for median performance and may be adjusted for an individual’s performance, strategic impact, level of responsibility and tenure in the position. Actual compensation and incentive award payouts should vary with annual and long-term performance.

•	Compensation should be designed and structured so that unnecessary or excessive risk-taking behavior is discouraged.

Xylem 2018 Proxy Statement	31

NEO Total Direct Compensation Mix
To align compensation levels for NEOs with the Company’s performance and shareholder interests, our pay mix emphasizes variable compensation, including performance-based annual and long-term incentive awards. The following chart illustrates the 2017 target compensation mix for NEOs:
Compensation Benchmarking
Executive compensation is benchmarked using the compensation levels and practices for the NEOs at companies in our Primary Peer Group and data from multiple broad-based compensation surveys.
Each year, the LDCC reviews and selects companies to comprise the “Primary Peer Group” for the next performance year based on the following criteria: similar business mix, global presence, revenue size, market capitalization and talent pool. Our 2017 Primary Peer Group includes the following companies:
In November 2017, the LDCC reviewed the current peer companies and reaffirmed that they continue to meet the peer company selection criteria and did not implement any changes for the 2018 fiscal year.
Historically, the LDCC would also consider a “supplemental peer group” for additional context when designing compensation and other policies, but not for benchmarking compensation levels. This group consisted of companies with a similar industry focus as Xylem but different revenue size parameters and included: Danaher Corporation, Mueller Water Products, Inc., United Technologies Corporation and Watts Water Technologies, Inc. During the annual peer group review in November 2017, the LDCC decided to eliminate the use of a supplemental peer group. Going forward, the LDCC will assess pay design and policies based on surveys, leading trends and best practices across broader industries and companies.
In addition to using the Primary Peer Group for benchmarking NEO compensation, the LDCC uses data from multiple broad-based compensation surveys for assessing the competitiveness of our NEOs’ compensation. Market survey data sources include: Aon Hewitt Total Compensation Measurement, Willis Towers Watson Compensation Data Bank, Mercer Executive Remunerations Survey and Equilar Insight Total Compensation Report. Each survey includes approximately 1,000 to 2,500 participants. The LDCC does not select the companies that participate in these broad-based surveys and does not consider the specific participants in the surveys as a factor in its compensation determinations. Available information regarding compensation levels at our Primary Peer Group companies and in surveys is weighted equally in developing “market median” consensus data.
Our NEOs’ target compensation opportunity is designed to approximate the market median and may be adjusted for other factors such as outstanding performance, strategic impact, level of responsibility, tenure in the position and internal pay equity. Our NEOs’ actual compensation is intended to vary on a yearly basis in accordance with actual annual and long-term performance.

32	Xylem 2018 Proxy Statement

Elements of Our Executive Compensation Program — Overview
Our executive compensation program offers a mix of compensation elements with a significant focus towards variable pay. As an executive’s rank increases, the proportion of variable pay increases. There are three core elements to our compensation program for NEOs:

Compensation Element	Key Role		Purpose
Base Salary	●	Fixed component of compensation.	Designed to be competitive with our peers, allowing us to attract and retain the best talent.
Annual Incentive Plan	●	Variable component of compensation.	Designed to link pay to Xylem’s annual performance and strategic growth objectives, as well as individual results.
	●	A cash incentive plan intended to recognize results in a single performance year.
Long-Term Incentive Plan	●	Variable component of compensation.	Designed to link pay to long-term performance, to align executive incentives with shareholder value, and to help facilitate stock ownership and share retention.
	●	50% of the LTIP award is provided as PSUs based on three-year absolute ROIC metric (25%) and three-year relative TSR metric (25%).
	●	The other 50% of the LTIP award is provided as time-based RSUs (25%) and stock options (25%).
	●	The amount of the LTIP award is based on a number of factors including strategic impact of the role, performance and competitiveness with market median.
Base Salary
Base salary is a fixed and core element of our executive compensation program designed to be competitive in the marketplace in order to attract and retain the best talent. Key factors that help determine base salary include:

•	Contributions to the success of the Company.

•	The individual’s level and consistency of performance.

•	Proficiency in the position, skill set and knowledge for the position.

•	Tenure in the position.

•	Specific recruitment circumstances for newly-hired executives.
Annual merit increases are based on a review of individual performance measured against specific objectives and compensation levels relative to market.
In 2017, the LDCC made the following salary adjustments for NEOs to better align their salaries to market median, which are generally consistent with the merit increase levels for all employees:

Name	2016 Base Salary ($)	2017 Base Salary ($)	% Increase
Patrick K. Decker	980,000	1,000,000	2.0%
E. Mark Rajkowski	600,000	618,000	3.0%
Colin R. Sabol	422,300	460,000	8.9%
Kenneth Napolitano	418,200	480,000	14.8%
Claudia S. Toussaint	430,500	452,000	5.0%
D. Randall Bays	601,000	610,000	1.5%
* Salary increases for Mr. Napolitano and Mr. Sabol include an additional salary adjustment to reflect expanded scope and responsibilities due to organizational changes.

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Annual Incentive Plan
Our AIP is a cash-based incentive program designed to link compensation to the Company’s annual financial performance objectives.
The “Target AIP Award” opportunity for our NEOs (expressed as a percentage of base salary) is set to generally align with market median. Actual “AIP Payout” is determined as follows:
Each AIP performance metric and the overall AIP award is capped at 200% of target and results are interpolated between points for team performance results.
In 2017, to allow for tax deductibility under Section 162(m) of the Internal Revenue Code (IRC) as in effect at the beginning of 2017, the AIP design required the Company to reach a specific annual level of adjusted net income (“NI Target”) to earn the potential maximum AIP funding of 200% of target. The actual funding of the AIP pool is based on Company performance as described below. If the NI Target had not been met, the NEOs would not have been eligible for an AIP payout. If the NI Target is met, within the AIP funding, the LDCC may apply negative discretion and differentiation of actual payouts based on the Company’s business results (team performance) and individual performance. For 2017, the NI Target was set at $225 million, which was exceeded (and the pool was funded) with actual adjusted net income of $433 million.
In 2018, the LDCC did not impose an NI Target as the tax deductibility rules under Section 162(m) have changed (as described in more detail under “Additional Information - Consideration of Tax and Accounting Impacts”).
The LDCC did not make any changes to the Target AIP Award as a percentage of base salary for the NEOs in 2017.
Team Performance Metrics (75%)
For 2017, core financial metrics were selected to reflect the importance of top line growth, profit, and management of working capital as the foundation for building shareholder value.
The performance targets for the core financial metrics were based on internal operating plans which were established taking into consideration the midpoint of the 2017 financial goals we communicated to shareholders. This ensures the performance targets are more challenging and that our NEOs are motivated to deliver on our financial goals.
Definition, weighting and payout percentage for each performance metric based on actual performance relative to target performance are summarized below:

				Actual Performance vs. Target for Payout Levels
NEOs (1)	Metric	Weighting	Target	Below Threshold (0% of Target)	Threshold Payout (50% of Target)	Target Payout (100% of Target)	Maximum Payout (200% of Target)
All Except Mr. Bays	Xylem Revenue (2)	25%	$4,575MM	<95% of Target	95% of Target	100% of Target	104% of Target
	Xylem Operating Income (3)	25%	$636MM	<88.6% of Target	88.6% of Target	100% of Target	106.7% of Target
	Xylem Working Capital (as a % of Revenue) (4)	25%	20%	>+1.93% vs. Target	+1.93% vs. Target	100% of Target	-0.667%% vs. Target
Mr. Bays	Sensus Revenue (2)	37.5%	$956MM	<92% of Target	92% of Target	100% of Target	104% of Target
	Sensus EBITDA (5)	37.5%	$192MM	<92% of Target	92% of Target	100% of Target	106.7% of Target

(1)	2017 is a transition year for the newly acquired Sensus business and Mr. Bays’ AIP payout is based on Sensus performance results.

(2)	Reported GAAP Revenue (excluding the impact of foreign currency fluctuations, unplanned acquisitions and divestitures).

(3)	Reported GAAP Operating Income (excluding the impact of restructuring and realignment costs, Sensus acquisition related costs, special charges, and unbudgeted acquisitions).

(4)
Accounts Receivable + Inventory - Accounts Payable - Customer Advances)/Revenue (excluding the impact of currency fluctuation and unplanned acquisitions and divestitures). Measurement excludes Sensus for 2017.

(5)	Earnings before interest, taxes, depreciation and amortization.

34	Xylem 2018 Proxy Statement

Individual Performance Objectives (25%)
For 2017, the LDCC selected both financial and non-financial individual objectives (“IO”) for NEOs which align closely with the Company’s five top strategic priorities and two core imperatives:

Strategic Priorities	Core Imperatives
•
Enhance Commercial Leadership: generate above-market growth and be a market leader by helping our sales teams sell more and perform better.
•
Grow in Emerging Markets: grow twice as fast as market in key emerging market regions by expanding our capabilities and presence.
•
Strengthen our Innovation and Technology: increase investment in R&D and innovation to develop new technologies by focusing on smart technologies, systems intelligence, and advanced treatment and industrial services.
•
Build a “Continuous Improvement” Culture: simplify our business, enhance productivity through tools like Lean Six Sigma, and sharpen our global procurement capabilities.
•
Cultivate Leadership and Talent Development: develop our talent at every level by solidifying our foundation and building more leadership depth and breadth.

•
Drive a Culture of Safety and Health: commitment to providing a safe and healthy workplace for employees and protecting our environment.
•
Drive a Culture of Compliance: focus on fostering a culture of compliance, where each Xylem employee takes personal responsibility for acting ethically and with integrity, and promoting an environment where everyone feels empowered to do the right thing.

IO scores are designed to be differentiated based on the assessment of the individual’s performance against his or her individual objectives. There is no specific weighting assigned to each goal and the evaluation is non-formulaic. Actual IO scores can range from 0% to 200% of target. Higher IO scores are intended to be given to individuals with the strongest performance relative to their financial and non-financial strategic objectives; and the lowest IO scores are intended to be given to individuals who have underperformed relative to their financial and non-financial strategic objectives. Each year, management and, in the case of the NEOs, the LDCC review the distribution and range of IO scores to ensure that there is appropriate differentiation based on performance.
To emphasize total Xylem performance and align the overall pool with business results, the Company funds the individual portion of the AIP award pool based on the 2017 overall Team Performance results with a floor of 90%. The IO pool funding floor recognizes that there may be strong individual performance contributions to current and future results even if current year team performance is below 90%. Individual IO scores can still range from 0% to 200%, keeping within the IO pool funding in total.

2017 AIP Awards Paid in 2018
The LDCC evaluated Xylem’s actual team performance against the pre-established metrics and considered the following results in determining the actual Team Performance score, overall IO funding, and awards for NEOs:

NEOs	Team Performance Metrics	Weighting	2017 Target Performance	2017 Actual Performance	Actual vs. Target	Actual Payout %
All Except Mr. Bays	Revenue ($MM)	25%	4,575	4,589	100.3%	107.7%
	Operating Income ($MM)	25%	636	635	99.8%	99.5%
	Working Capital (as a % of Revenue)	25%	20%	20.5%	+50bps	92.5%
				Xylem Team Performance Score:		100%
Mr. Bays	Sensus Revenue ($MM)	37.5%	956	939	98.2%	88.9%
	Sensus EBITDA ($MM)	37.5%	192	200	104.2%	162.6%
				Sensus Team Performance Score:		126%
While we delivered on our shareholder commitments as highlighted under “Business Performance in 2017” and exceeded our internal operating plan for the Xylem revenue performance metric, we did fall slightly short of our internal operating plans for the Working Capital performance metric. The performance above for Xylem resulted in a Team Performance score and an overall Company IO funding of 100%. Our Sensus business exceeded the internal plan target for EBITDA and fell short of target on revenue, resulting in a Team Performance score and an overall IO funding for the Sensus plan of 126%.
The LDCC evaluated individual performance of the NEOs against pre-established objectives in determining the actual IO performance scores. For 2017, each NEO had specific individual performance goals which closely linked to the strategic objectives listed above under “Individual Performance Objectives” and included the following:

•	Attain or exceed 2017 internal stretch targets for revenue, operating income, and working capital;

•	Champion change to a growth culture to achieve market growth;

Xylem 2018 Proxy Statement	35

•	Drive business simplification and continuous improvement efforts to expand profit margins;

•	Accelerate leadership and talent development efforts; and

•	Further improve safety focus and performance.
In February 2017, the LDCC determined the 2017 AIP payouts for all NEOs. The LDCC decided to award Mr. Decker an IO score of 115% considering the following results:

•	Annual Operating Plan: we achieved pro forma organic revenue growth of 4% and adjusted earnings per share growth of 18%.

•	Market Growth: we built momentum in creating a sales driven culture and integrating sales teams to enable stronger customer alignment and eliminate redundancies.

•	Business Simplification: we delivered nearly $150 million of cost reductions through leveraging global procurement, Lean Six Sigma and restructuring.

•	Sensus Integration: we completed the leadership transition and integration of the Sensus business.

•	Leadership Development: we increased our succession breadth and depth for our critical roles and continued progression of leadership development programs

•	Safety Performance: we improved our recordable incident rate by 12% and continue to require safety and compliance goals for all NEOs.
Due to the achievement of the overall target performance, the LDCC decided to award all other NEOs, except for Mr. Rajkowski, IO performance scores that are equivalent to the IO funding score. Mr. Rajkowski was awarded an IO score of 110% to recognize his instrumental role in the Pure Technologies acquisition and overall strong leadership in delivering the internal operating plans. The following table summarizes the actual AIP awards paid to the active NEOs in March 2018 based on 2017 team and individual performance:

Name	Base Salary ($)	Target AIP Award (% of Salary)	Target Annual Incentive ($)	Range of Potential Payouts Based on Team & Individual Results ($)	Total Team & Individual Performance Score (%)	Actual AIP Payout ($)
Patrick K. Decker	1,000,000	120%	1,200,000	0 - 2,400,000	103.8%	1,245,000
E. Mark Rajkowski	618,000	80%	494,400	0 - 988,800	102.5%	506,760
Colin R. Sabol	460,000	70%	322,000	0 - 644,000	100%	322,000
Kenneth Napolitano	480,000	70%	336,000	0 - 672,000	100%	336,000
Claudia S. Toussaint	452,000	65%	293,800	0 - 587,600	100%	293,800
D. Randall Bays*	610,000	70%	320,250	0 - 640,500	126%	403,520
* Fiscal year end for Sensus was March 31 in 2017. For the 2017 transition year, Mr. Bay’s AIP amounts were pro-rated for 9 months based on the transition period (April to December 2017).
Long-Term Incentive Plan
Our Long-Term Incentive Plan is designed to link an executive’s compensation to long-term shareholder value creation. The 2017 LTIP awards for NEOs included the following components:

Components	% of Award	Vesting Period	Rationale
PSUs	50%	Performance-based vesting that cliff vests at the end of three years.
Two balanced performance criteria (ROIC and relative TSR) provide strong pay-for-performance linkage. Cliff vesting supports long-term alignment with shareholder value and retention of the Company’s NEOs.

RSUs	25%	Time-based vesting in three annual installments.	Three-year vesting supports long-term alignment with shareholder value in conjunction with our stock ownership guidelines and retention of the Company’s NEOs.
Stock Options	25%	Time-based vesting in three annual installments.
Actual value materializes only if the share price appreciates over the stock options’ exercise price before the stock options expire. Supports share price performance and long-term alignment with shareholder value creation over the ten-year life of the option.

PSU awards underscore our pay-for-performance philosophy, provide alignment with key long-term financial metrics and strengthen the performance-based aspects of our executive officer compensation program. The LDCC also considers stock options to be performance-based, at risk-pay because the NEO does not receive any value without stock price appreciation. The mix and balance of LTIP awards were chosen based on the LDCC’s belief in performance-based compensation elements in the context of the Company’s business strategy as well as market trends and best practices. The target LTIP award value for each NEO is established each year to be generally in alignment with the market median value for long-term incentives.

36	Xylem 2018 Proxy Statement

For awards granted prior to November 2, 2017, to allow for tax deductibility under Section 162(m) of the IRC as in effect at the time of grant of such award, the LTIP design required the Company to reach a specific one-year NI Target (for the grant year), which then allows for RSU vesting for NEOs (subject to continued employment) and a specific three-year NI Target, which then allows for the maximum PSU funding of 175% of the target number of shares, with actual PSU payouts below this maximum funding level based on the ROIC and TSR performance metrics described below. For 2017, the one-year NI Target was set at $225 million for RSUs (which was exceeded as described above) and the three-year NI Target was set at $675 million for the PSUs.
Beginning in 2018, the NI Target will no longer be imposed as the tax deductibility rules under Section 162(m) have changed (as described in more detail under “Additional Information - Consideration of Tax and Accounting Impacts”).
Performance Share Units
PSUs are stock awards that are settled in shares of Xylem’s common stock subject to three-year cliff vesting and performance requirements. Key elements of the 2017 PSU awards were as follows:

•
50% of the PSUs were granted at target (100%) with actual payout (0%-175% of target) contingent upon the achievement of a pre-set, three-year ROIC performance target. We believe ROIC is aligned with our efforts to build long-term value for shareholders by focusing on the effective allocation of capital. The ROIC performance target for the 2017-2019 performance cycle was set to be sufficiently challenging and aligned with the Company’s strategic plan and historical performance. Potential payout levels as a percentage of target based on actual performance are summarized below (results are interpolated between minimum - target and target - maximum):

Performance Level	2017-2018 ROIC*	Payout as a % of Target
Maximum	11.4%	175%
Target	11.1%	100%
Minimum	10.1%	0%
*Defined as the three-year average tax-effected adjusted earnings before interest and amortization divided by the thirteen-point (quarterly end) average adjusted invested capital.

•
50% of the PSUs were granted at target (100%) with actual payout (0%-175% of target) based on three-year Xylem TSR relative to companies in the S&P 500 Index (excluding financial services companies). We believe TSR helps us to further align with shareholder interests and along with ROIC, provides a balanced approach to address both internal and external performance. The potential payout levels (as a percentage of the target number of shares) based on actual performance are summarized below (results are interpolated between threshold - target and target - maximum):

Performance Level	2017-2019 Relative TSR Rank	Payout as a % of Target
Maximum	75th Percentile and Above	175%
Target	50th Percentile	100%
Threshold	25th Percentile	25%
Below Threshold	Below 25th Percentile	0%
The LDCC selected the companies in the S&P 500 Index (excluding Financial Services) rather than the 2017 Primary Peer Group as the benchmark for relative TSR in order to reflect the broader investment focus of our shareholders. Similar to the multiple broad-based compensation surveys in our compensation benchmarking, the S&P 500 is not a self-selected customized benchmark and provides a more comprehensive and relevant comparison for our stock price performance.

•	Earned PSUs will be settled in shares upon vesting.

•	Holders of PSUs do not have voting rights and do not receive cash dividends during the restriction period.

•	Dividend equivalents are accrued and paid in cash only if and when PSUs vest.

•	If an employee resigns or is terminated prior to vesting, the PSUs are forfeited entirely.

•	If an employee retires, dies or becomes disabled, a prorated portion of the PSUs vests.

•
PSUs will vest in full (assuming target performance) upon termination of employment by the Company without cause or by the employee for good reason within two years of a change of control or if the buyer does not assume or replace the awards in connection with a change of control.

Xylem 2018 Proxy Statement	37

Status of 2015 PSU Award for Completed Performance Cycle in 2017

Performance Cycle	Performance Metric*	Performance Level	Payout	Status
2015-2017	ROIC with TSR as a discretionary modifier	Maximum: 12.3% Target: 11.9% Threshold: 11.1%	200% 100% 50%	Three-year NI Target was set at $675 million, which was exceeded with actual adjusted net income of $1.1 billion. No shares were earned from this award due to below threshold performance (10.6%)
*Xylem first introduced PSUs in 2013, ROIC was the primary performance metric (with relative TSR as a modifier) for awards granted through 2015.
Restricted Stock Units
Restricted Stock Units are stock awards that are settled in shares of Xylem’s common stock subject to vesting requirements.
Key elements of the 2017 RSU awards were as follows:

•	RSUs awarded as part of the annual LTIP award vest in three equal annual installments.

•	RSUs will be settled in shares upon vesting.

•	Holders of RSUs do not have voting rights and do not receive cash dividends until the RSUs are settled.

•	Dividend equivalents are accrued and paid in cash only upon vesting/settlement of the awards.

•	If an employee resigns or is terminated prior to vesting, the RSUs are forfeited entirely.

•	If an employee retires, a prorated portion of the RSUs vest and applicable dividends will be paid.

•	If an employee dies or becomes disabled, the RSUs vest in full.

•
RSUs will vest in full upon termination of employment by the Company without cause or by the employee for good reason within two years of a change of control or if the buyer does not assume or replace the awards in connection with a change of control.

Stock Options
Non-qualified stock options permit participants to purchase shares of Xylem’s common stock in the future at a price equal to the stock’s value on the date the stock options were granted, which is the stock option exercise price.
Key elements of the 2017 non-qualified stock option awards were as follows:

•	Stock options vest in three equal annual installments with a 10-year term and cannot be exercised prior to vesting.

•
If an employee resigns or is terminated prior to vesting, the unvested portions of the stock options are forfeited entirely. The vested portions of the stock options expire the earlier of three months following the termination date or the original expiration date.

•
If an employee retires, a pro-rated portion of the unvested portions of the stock options vest and remain exercisable until the earlier of three years following the retirement date or the original expiration date.

•
If an employee dies or becomes disabled, the unvested portions of the stock options vest in full and remain exercisable until the earlier of three years following the death or disability date or the original expiration date.

•
The unvested portion of the stock options will vest in full upon termination of employment by the Company without cause or by the employee for good reason within two years of a change of control or if the buyer does not assume or replace the awards in connection with a change of control.

Earnings Black-Out Period and Timing of Stock-Based Grants
The Company typically closes the window for insiders to trade in the Company’s securities in advance of, and for a period of time immediately following earnings releases, because the Company and insiders may be in possession of material non-public information. LTIP award decisions for NEOs are typically made at the annual first quarter meeting of the LDCC. LTIP awards may be granted at a time when the Company is in possession of material non-public information. However, the LDCC does not consider the possible possession of material non-public information when it determines the number, price or timing of LTIP awards granted. Rather, the LDCC uses market competitive data, individual performance and retention considerations when it grants equity awards under the LTIP. In general, LTIP awards are granted to NEOs, other executives, and Directors on the approval date. For new hires, LTIP awards are granted on the later of the LDCC approval date or the start of employment (adjusted for black-out period).

38	Xylem 2018 Proxy Statement

Additional Compensation Elements
The primary focus of our executive compensation program is on base salary, AIP and LTIP awards, but we also provide other limited benefits that are market-competitive and deemed necessary to attract, motivate and retain a high-quality management team.
Retirement and Benefit Plans
NEOs participate in the same retirement and benefit plans as the broader population of salaried employees, as applicable.

•
Retirement plans generally include the tax-qualified retirement savings plan, the non-qualified retirement savings plan, and the deferred compensation plans. We do not provide defined benefit retirement plans.

•	Benefit plans generally include group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance, and short- and long-term disability insurance.
Perquisites
The Company currently does not provide any perquisites to current NEOs employed in the U.S.
Severance Plan Arrangements
Xylem offers severance plan arrangements in order to provide transitional assistance to NEOs who are terminated from the Company either without cause or following a change of control. Xylem maintains two severance plans for its senior executives - the Xylem Senior Executive Severance Pay Plan and the Xylem Special Senior Executive Severance Pay Plan. These plans are described in more detail in the “Potential Post-Employment Compensation” section.

Compensation Decision-Making Process
Role of the Leadership Development and Compensation Committee
The LDCC is responsible for ensuring that our compensation program allows us to be effective in attracting, motivating and retaining top talent critical to our long-term success. The LDCC reviews management performance, succession planning and executive development on a regular and on-going basis. Their role includes establishing and overseeing the total rewards programs for our NEOs. The LDCC annually reviews NEOs’ compensation to ensure it properly aligns with the Company’s business objectives and maintains a strong link to shareholder value. During the first quarter of each year, the LDCC reviews annual performance for the prior year and approves compensation actions (currently in February) including payout of performance-based incentives for the prior year, base salaries, AIP targets and LTIP target awards for the current year. The LDCC also reviews tally sheets, which provide a comprehensive picture of an NEO’s total compensation and context for making pay decisions. The LDCC establishes the total compensation for NEOs after seeking input from management regarding individual executives’ performance. Decisions impacting the CEO’s compensation are determined solely by the LDCC based on performance against objectives and market benchmarking factors. The LDCC has oversight of the establishment and administration of executive benefit programs and severance policies. For a full discussion of LDCC authority and responsibilities, see the LDCC charter that is on our website at www.xyleminc.com, under “Investors” and then “Corporate Governance.”
Role of the Compensation Consultant
The LDCC has retained Pearl Meyer as its independent compensation consultant each year since 2011. In fiscal year 2017, Pearl Meyer only performed executive officer and Director compensation services at the direction of the LDCC. Prior to engaging Pearl Meyer each year, the LDCC reviews Pearl Meyer’s independence. The LDCC has determined that Pearl Meyer is independent and Pearl Meyer’s work does not raise any conflict of interest pursuant to the SEC and the NYSE rules. In 2017, at the request of the LDCC, Pearl Meyer attended all LDCC meetings and also met with the LDCC without management present. Pearl Meyer provided the LDCC with assessments of and recommendations on our executive compensation philosophy and program design, and assisted with the selection of our Primary and Supplemental Peer Groups. At the direction of the LDCC, Pearl Meyer also worked with management to review the results of the annual benchmarking exercise as well as benchmarking for our Director compensation program. The LDCC has sole authority to retain and terminate the compensation consultant, and is directly responsible for overseeing and compensating the consultant.

Xylem 2018 Proxy Statement	39

Role of Management
Management routinely provides the LDCC with current and projected results of performance pay plans, and external data that the LDCC may consider in making decisions around total rewards for NEOs. At the request of the LDCC, Committee meetings are regularly attended by the CEO, the Chief Human Resources Officer and the Vice President of Total Rewards. Management is responsible for leading discussions about the Company’s performance, succession planning, leadership development and total rewards programs. The CEO makes recommendations to the LDCC regarding total compensation to be paid to the Company’s executive officers, other than himself, and decisions are made by the LDCC.

Additional Information
Change of Control Agreements
Our NEOs do not have stand-alone change of control agreements. However, many of the Company’s short-term and long-term incentive plans, severance arrangements and non-qualified deferred compensation plans provide additional or accelerated benefits upon a change of control. A description of these benefits is on page 46. Under our plans, the Company does not provide any tax gross-ups related to Section 280G of the IRC.
Consideration of Tax and Accounting Impacts
As in effect at the beginning of 2017, Section 162(m) of the IRC placed a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to its CEO and the three other highest-paid NEOs, other than the CFO. In addition, prior to 2018, there was an exception to the $1,000,000 deduction limitation for performance-based compensation meeting certain requirements. Beginning in 2018, this exemption has been eliminated and the individuals whose compensation is subject to the $1,000,000 deduction limit have been expanded to cover the CFO and any former NEOs.
Compensation attributable to awards under Xylem’s AIP and LTIP program has historically been structured to qualify as performance-based compensation under Section 162(m) as in effect at the beginning of 2017. While the performance-based exception no longer exists, we will continue to operate our programs based on our pay-for-performance philosophy. As was the case prior to the change in the tax code, the LDCC reserves the right to issue awards to our NEOs that are not tax deductible under Section 162(m) because the LDCC may conclude that it is in the best interests of the Company and our shareholders.
Clawback Policy
We have adopted a policy that provides for recoupment of both cash and equity performance-based compensation if our Board determines that an executive officer has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of financial statements previously issued by the Company. We intend to update our policy as necessary to comply with any final rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act clawback requirements once they are effective.

40	Xylem 2018 Proxy Statement

2017 SUMMARY COMPENSATION TABLE
The following table summarizes the compensation for our NEOs.

Name and Principal Position (1)	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Patrick K. Decker	2017	996,923	3,969,000	1,350,005	1,245,000	156,935	7,717,863
President and	2016	975,384	4,012,540	1,250,001	1,005,480	138,660	7,382,065
Chief Executive Officer	2015	981,731	3,299,978	1,700,003	843,960	127,798	6,953,470
E. Mark Rajkowski	2017	615,231	1,102,475	374,997	506,760	78,539	2,678,002
SVP and Chief Financial Officer	2016	461,538	1,430,075	374,999	330,300	55,429	2,652,341
Colin R. Sabol	2017	438,327	551,308	187,504	322,000	312,540	1,811,679
SVP and President, MCS	2016	420,408	601,881	187,499	252,750	87,715	1,550,253
	2015	415,962	529,967	170,003	203,190	88,677	1,407,799
Kenneth Napolitano	2017	446,050	661,429	225,003	336,000	54,744	1,723,226
SVP and President,	2016	416,938	642,055	200,000	250,290	46,706	1,555,989
AWS & Americas CT	2015	423,846	462,014	238,004	218,120	77,036	1,419,020
Claudia S. Toussaint	2017	448,692	551,308	187,504	293,800	51,974	1,533,279
SVP, General Counsel and	2016	427,346	521,654	162,504	253,240	47,641	1,412,385
Corporate Secretary	2015	425,769	362,880	187,003	209,200	44,448	1,229,300
D. Randall Bays	2017	607,768	587,969	199,996	403,520	89,805	1,889,058
Former SVP and President, Sensus

(1)	Mr. Rajkowski joined the Company in March of 2016. Mr. Bays became an NEO in 2017.

(2)	Amounts in the “Salary” column represent the actual base salary earned by the NEOs in 2017.

(3)
Amounts in the “Stock Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the PSU and RSU awards. Assuming the maximum performance is achieved for the 2017 PSU award, the maximum grant date fair value is $4,441,487 for Mr. Decker; $1,233,720 for Mr. Rajkowski; $740,168 for Mr. Napolitano; $616,939 for Mr. Sabol; $616,939 for Ms. Toussaint; and $699,963 for Mr. Bays. A discussion of the awards and assumptions used in calculating the 2017 values may be found in Note 15 to the Consolidated Financial Statements in the Company’s 2017 Annual Report on Form 10-K filed on February 23, 2018.

(4)
Amounts in the “Option Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock option awards. A discussion of assumptions relating to 2017 stock option awards may be found in Note 15 to the Consolidated Financial Statements in the Company’s 2017 Annual Report on Form 10-K filed on February 23, 2018.

(5)	Amounts in the “Non-Equity Incentive Plan Compensation” column represent AIP awards earned for the each performance year.

(6)	Amounts in this column represent items specified in the “All Other Compensation Table” below.
All Other Compensation Table

Name	Company Contribution to Tax-Qualified Retirement Savings Plan ($)(a)	Company Contribution to Non-Qualified Retirement Savings Plan ($)(b)	Company Contribution to Deferred Compensation Plan ($)(c)	Other ($)(d)	Total All Other Compensation ($)
Patrick K. Decker	18,900	138,035	—	—	156,935
E. Mark Rajkowski	18,900	59,639	—	—	78,539
Colin R. Sabol	18,900	34,323	—	259,317	312,540
Kenneth Napolitano	18,900	35,844	—	—	54,744
Claudia S. Toussaint	18,900	26,074	7,000	—	51,974
D. Randall Bays	17,713	15,566	—	56,526	89,805

(a)	These amounts include contributions in fiscal year 2017 as well as contributions for the 2017 AIP award earned in 2017 and paid in 2018.

(b)
These amounts include contributions in fiscal year 2017 as well as contributions for the 2017 AIP award earned in 2017 and paid in 2018. Xylem contributions are unfunded and participants have access to the same investment funds available to participants in the tax-qualified retirement savings plan.

(c)	These amounts include contributions for the 2017 AIP award earned in 2017 and paid in 2018 to the participants under the Xylem Deferred Compensation Plan.

(d)
For Mr. Sabol, the amount represents relocation benefits he received in connection with his new assignments in 2017. This is consistent with benefits provided to other employees that require relocation due to a new work assignment.

For Mr. Bays, the amount represents a one-time lump-sum payment to cover travel expenses between his home location and primary work location.

Xylem 2018 Proxy Statement	41

GRANTS OF PLAN-BASED AWARDS IN 2017
The following table provides information regarding equity and non-equity awards made to our NEOs during the year ended December 31, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick K.		0	1,200,000	2,400,000							—
Decker	2/21/17				0	55,866	97,766				2,618,998
	2/21/17							27,933			1,350,002
	2/21/17								126,761	48.33	1,350,005
E. Mark		0	494,400	988,800							—
Rajkowski	2/21/17				0	15,518	27,157				727,483
	2/21/17							7,759			374,992
	2/21/17								35,211	48.33	374,997
Colin R.		0	322,000	644,000							—
Sabol	2/21/17				0	7,760	13,580				363,788
	2/21/17							3,880			187,520
	2/21/17								17,606	48.33	187,504
Ken		0	336,000	672,000							—
Napolitano	2/21/17				0	9,310	16,293				436,453
	2/21/17							4,655			224,976
	2/21/17								21,127	48.33	225,003
Claudia S.		0	293,800	587,600							—
Toussaint	2/21/17				0	7,760	13,580				363,788
	2/21/17							3,880			187,520
	2/21/17								17,606	48.33	187,504
D. Randall		0	320,250	640,500							—
Bays	2/21/17				0	8,276	14,483				387,979
	2/21/17							4,138			199,990
	2/21/17								18,779	48.33	199,996

(1)
Amounts reflect the annualized minimum, target and maximum payment levels, respectively, if an award payout is achieved under the 2017 AIP described under “Compensation Discussion and Analysis - Annual Incentive Plan.” These potential payments are based on achievement of specific performance metrics and are completely at risk.

The amount under Threshold shown is 0% of the Target amount, which is comprised of the Team Performance and Individual Performance components. Team Performance payouts begin at 50% of the Target amount if the Threshold payout level is met. If the Threshold payout level is not met, no award will be paid. Individual Performance payout ranges from 0% to 200%.

(2)
Amounts reflect the number of PSUs granted in 2017, which were determined using the closing price of Xylem stock on the respective grant dates. The 2017 annual awards vest in full at the end of the three-year restriction period following the grant date for normal annual grants - February 21, 2017 (“Annual Grant Date”), to the extent that they are earned based on pre-set ROIC and relative TSR performance goals and provided that the executive remains an employee as of the vesting date as described in “Compensation Discussion and Analysis - Elements of Our Compensation Program”.

(3)
Amounts reflect the number of RSUs granted in 2017, which were determined using the closing price of Xylem stock on the respective grant dates. The 2017 annual awards vest in three equal installments on each of the first, second, and third anniversaries of the Annual Grant Date provided that the executive remains an employee as of the vesting date.

(4)
Amounts reflect the number of stock options granted in 2017, which was determined using the binomial lattice value on the respective grant dates. These awards vest in three equal installments on each of the first, second, and third anniversaries of the Annual Grant Date provided that the executive remains an employee as of each vesting date. The options expire ten years after the Annual Grant Date.

(5)	The stock option exercise price equals the closing price of Xylem stock on the respective grant dates.

(6)	Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for PSU, RSU and stock option awards granted to the NEOs in 2017.

42	Xylem 2018 Proxy Statement

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END
The following table provides information regarding all outstanding stock options, unvested RSU and PSU awards held by each NEO as of December 31, 2017.

	Option Awards					RSU Awards		PSU Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Number of Shares or Units of Stock that Have Not Vested (#)(5)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)
Patrick K. Decker	3/17/14	165,584	—	36.8100	2/25/24	96,057	6,551,087	122,586	8,360,365
	2/24/15	132,865	66,432	35.9600	2/24/25
	2/24/16	46,194	92,387	37.4700	2/24/26
	2/21/17	—	126,761	48.3300	2/21/27
E. Mark Rajkowski	5/5/16	13,349	27,104	41.5300	2/24/26	17,020	1,160,764	33,578	2,290,020
	2/21/17	—	35,211	48.3300	2/21/27
Colin R. Sabol	2/25/14	7,017	—	38.7600	2/25/24	17,261	1,177,200	17,768	1,211,778
	2/24/15	13,287	6,643	35.9600	2/24/25
	2/24/16	6,929	13,858	37.4700	2/24/26
	2/21/17		17,606	48.3300	2/21/27
Kenneth Napolitano	3/5/10	17,999	—	30.0295	3/5/20	14,637	998,243	19,986	1,363,045
	3/3/11	17,527	—	32.3818	3/3/21
	11/7/11	46,140	—	24.6000	11/7/21
	3/2/12	32,662	—	26.6000	3/2/22
	3/1/13	30,909	—	27.4900	3/1/23
	2/25/14	23,824	—	38.7600	2/25/24
	2/24/15	18,602	9,300	35.9600	2/24/25
	2/24/16	7,391	14,782	37.4700	2/24/26
	2/21/17	—	21,127	48.3300	2/21/27
Claudia S. Toussaint	2/24/15	14,616	7,307	35.9600	2/24/25	11,818	805,988	16,434	1,120,799
	2/24/16	6,006	12,010	37.4700	2/24/26
	2/21/17	—	17,606	48.3300	2/21/27
D. Randal Bays	2/21/17	—	18,779	48.3300	2/21/27	13,529	922,678	8,276	564,423

(1)	All stock option awards vest in three equal installments over the three-year period following the grant date.

(2)	The following table provides the vesting schedule for unvested stock options (vesting occurs on the applicable anniversary of the Annual Grant Date).

	Grant	Vesting Schedule (#)
Name	Date	2018	2019	2020
Patrick K. Decker	2/24/15	66,432	—	—
	2/24/16	46,194	46,193	—
	2/21/17	42,254	42,254	42,253
E. Mark Rajkowski	5/5/16	13,349	13,755	—
	2/21/17	11,737	11,737	11,737
Colin R. Sabol	2/24/15	6,643	—	—
	2/24/16	6,929	6,929	—
	2/21/17	5,869	5,869	5,868
Kenneth Napolitano	2/24/15	9,300	—	—
	2/24/16	7,391	7,391	—
	2/21/17	7,043	7,042	7,042
Claudia S. Toussaint	2/24/15	7,307	—	—
	2/24/16	6,005	6,005	—
	2/21/17	5,869	5,869	5,868
D. Randall Bays	2/21/17	6,260	6,260	6,259

Xylem 2018 Proxy Statement	43

(3)
Amounts reflect unvested RSUs. The following table provides the vesting schedule (generally occurs on the applicable anniversary of the grant date except for Mr. Rajkowski’s 2016 grant of 9,030 shares, which vests in three installments of 33%, 33% and 34% of total shares on the anniversary dates of February 24, 2016:

	Grant	Vesting Schedule (#)
Name	Date	2018	2019	2020
Patrick K. Decker	2/24/15	45,884	—	—
	2/24/16	11,120	11,120	—
	2/21/17	9,311	9,311	9,311
E. Mark Rajkowski	5/5/16	2,979	3,072	—
	5/5/16	1,605	1,605	—
	2/21/17	2,587	2,586	2,586
Colin R. Sabol	2/24/15	4,588	—	—
	11/2/15	5,457	—	—
	2/24/16	1,668	1,668	—
	2/21/17	1,294	1,293	1,293
Kenneth Napolitano	2/24/15	6,424	—	—
	2/24/16	1,779	1,779	—
	2/21/17	1,552	1,552	1,551
Claudia S. Toussaint	2/24/15	5,047	—	—
	2/24/16	1,446	1,445	—
	2/21/17	1,294	1,293	1,293
D. Randall Bays	11/14/16	—	9,391	—
	2/21/17	1,380	1,379	1,379

(4)	Market values were determined based on the Company’s closing stock price of $68.20 on December 29, 2017.

(5)
Amounts reflect the unvested PSUs at target. The following table provides the vesting schedule (generally occurs on the applicable anniversary of the grant date except for Mr. Rajkowski’s 2016 grant, which vests on February 24, 2019):

	Grant	Vesting Schedule (#)
Name	Date	2019	2020
Patrick K. Decker	2/24/16	66,720	—
	2/21/17	—	55,866
E. Mark Rajkowski	5/5/16	18,060	—
	2/21/17	—	15,518
Colin R. Sabol	2/24/16	10,008	—
	2/21/17	—	7,760
Kenneth Napolitano	2/24/16	10,676	—
	2/21/17	—	9,310
Claudia S. Toussaint	2/24/16	8,674	—
	2/21/17	—	7,760
D. Randall Bays	2/21/17	—	8,276

OPTION EXERCISES AND STOCK VESTED IN 2017
The following table provides the values realized by our NEOs upon the exercise of Xylem stock options and the vesting of RSUs in 2017.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
Patrick K. Decker	—	—	73,962	3,613,489
E. Mark Rajkowski	—	—	4,585	226,688
Colin R. Sabol	22,078	733,101	5,925	288,277
Kenneth Napolitano	—	—	7,740	377,004
Claudia S. Toussaint	—	—	11,948	748,113
D. Randall Bays	—	—	—	—

(1)
This amount reflects number of shares acquired upon exercise of stock options multiplied by the difference between the Xylem stock price on the date of exercise and the exercise price of stock options.

(2)	These amounts reflect the value realized upon the vesting of RSUs based upon the closing price of Xylem stock on the date of vesting.

Xylem 2018 Proxy Statement	44

NON-QUALIFIED COMPENSATION FOR 2017
Xylem Deferred Compensation Plan
The Xylem Deferred Compensation Plan is a deferred compensation plan that permits eligible executives with a base salary of at least $200,000 to defer between 2% and 90% of their AIP payments. Any AIP amounts deferred will be included in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation.” Amounts deferred are unsecured general obligations of the Company and will rank with other unsecured and unsubordinated indebtedness of the Company.
Xylem Supplemental Retirement Savings Plan
The Xylem Supplemental Retirement Savings Plan (“SRSP”) was established to provide retirement benefits that cannot be paid from the qualified retirement savings plan due to the federal limits on the amount of benefits that can be paid and the amount of compensation that can be recognized under a tax-qualified retirement plan. These benefits are generally paid directly by Xylem. It is a non-qualified and unfunded plan with all amounts in the plan constituting a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the plan, are paid out of the general assets of the Company.
The table below shows the activity within the Xylem Deferred Compensation Plan and the SRSP (Non-Qualified Savings) for the NEOs for 2017.
2017 Non-Qualified Compensation

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Patrick K. Decker	Deferred Compensation	—	—	—	—	—
	Non-Qualified Savings	—	138,035	22,873	—	404,454
	Total	—	138,035	22,873	—	404,454
E. Mark Rajkowski	Deferred Compensation	—	—	—	—	—
	Non-Qualified Savings	—	59,639	5,562	—	65,058
	Total	—	59,639	5,562	—	65,058
Colin R. Sabol	Deferred Compensation	—	—	—	—	—
	Non-Qualified Savings	—	34,323	42,426	—	249,416
	Total	—	34,323	42,426	—	249,416
Kenneth Napolitano	Deferred Compensation	—	—	16,015	—	230,263
	Non-Qualified Savings	—	35,844	3,042	—	176,105
	Total	—	35,844	19,057	—	406,368
Claudia S. Toussaint	Deferred Compensation	100,000	7,000	8,434	—	222,434
	Non-Qualified Savings	—	26,074	8,478	—	66,590
	Total	100,000	33,074	16,912	—	289,024
D. Randall Bays	Deferred Compensation	—	—	—	—	—
	Non-Qualified Savings	—	15,566	—	—	—
	Total	—	15,566	—	—	—

(1)
Amounts represent the deferred portion of the 2017 AIP, which was credited to NEOs’ account in 2018 and is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)
Amounts consist of the contributions to the participants under the Xylem Deferred Compensation Plan and SRSP for the 2017 AIP, which were credited to the NEOs’ accounts in 2018. These amounts are reflected in the Non-Qualified Retirement Savings Plan and Deferred Compensation Plan contribution columns in the “All Other Compensation Table” and are included in the “Summary Compensation Table.”

(3)	The Company does not provide preferential or above-market rates as defined in applicable SEC rules. As a result, the aggregate earnings are not included in the Summary Compensation Table.

(4)
The amounts represent account balances at 2017 fiscal year end and exclude contributions that were credited in 2017, but not actually contributed until after the end of the year. The aggregate balance for Deferred Compensation that has been reported to an NEO in the Summary Compensation Table for previous years since 2012 is $14,016 for Mr. Napolitano and $21,000 for Ms. Toussaint. The aggregate balance for SRSP that has been reported as compensation since 2012 is $451,586 for Mr. Decker; $96,518 for Mr. Rajkowski; $227,583 for Mr. Napolitano; $158,029 for Mr. Sabol; $69,998 for Ms. Toussaint; and $9,346 for Mr. Bays.

Xylem 2018 Proxy Statement	45

POTENTIAL POST-EMPLOYMENT COMPENSATION
The Potential Post-Employment Compensation table included in this section reflects the amounts of compensation payable to each of the NEOs in the event of employment termination under several different circumstances, including death, disability, termination without cause or termination in connection with a change of control. The severance plans listed below apply to the Company’s senior executives, including NEOs (unless provided otherwise below), as defined by Section 409A of the IRC. The severance plans do not allow for excise tax gross-ups and include a cap on severance benefits.
The amounts shown in the Potential Post-Employment Compensation tables are estimates, assuming that the triggering event was effective as of December 31, 2017, and include amounts which would be earned through such date (or that would be earned during a period of severance). The Company’s obligation to continue severance payments stops if the executive does not comply with the Xylem Code of Conduct or non-compete provisions. The amounts shown below do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include: accrued salary and vacation pay; certain generally available severance benefits; and distributions of balances under the retirement savings plans.
Xylem Senior Executive Severance Pay Plan
The purpose of the Xylem Senior Executive Severance Pay Plan (“SESPP”) is to provide a period of transition following termination of employment for senior executives. The plan generally provides for severance payments if Xylem terminates a senior executive’s employment without cause. All NEOs are eligible to participate in this plan.
The amount of severance paid (“Severance Pay”) under this plan depends on the executive’s salary and years of service at the time of cessation. The plan typically provides 12 months of salary for up to three years of service and one additional month of salary for each additional year of service with a cap of 24 months. The Company will also provide continuation of health and life insurance benefits for the duration of the severance period.
Xylem Special Senior Executive Severance Pay Plan
The purpose of the Xylem Special Senior Executive Severance Pay Plan (“SSESPP”) is to provide compensation in the case of termination of a senior executive’s employment in connection with a change of control (as defined in our equity compensation plan). All NEOs are eligible to participate in this plan.
Under this plan, if an NEO (i) is terminated without cause in contemplation of a change of control that ultimately occurs; or (ii) is terminated without cause or resigns for good reason within two years after a change of control, the following will be provided:

Benefit	CEO and NEO Hired or Promoted Prior to May 1, 2012	NEO Hired or Promoted on or after May 1, 2012 (excluding CEO)
“Severance Pay” as a multiple of annual base salary and current actual AIP	3 Times	2 Times Target AIP for new hire without full-year AIP history
Continuation of Health and Life Insurance Benefits at the Same Level	3 Years	2 Years
Other Benefits	• Severance Pay times the current eligible percentage rate of Xylem’s contributions to applicable retirement savings plans • One year of outplacement services
In the event severance payments under the plan would constitute an “excess parachute payment” within the definition of Section 280G of the IRC, payments would be provided based on whichever option would provide a better after-tax benefit to the NEO:

•	the aggregate of all severance payments reduced so the present value of payments does not exceed the Safe Harbor Amount as defined by the IRC; or

•	the aggregate of all severance payments without a reduction.

46	Xylem 2018 Proxy Statement

Potential Post-Employment and Change of Control Compensation
The following table reflects the estimated amount of compensation payable to each of the Company’s NEOs upon termination of the NEO’s employment under various scenarios. The amounts shown are calculated using an assumed termination date effective as of December 31, 2017. Although the calculations are intended to provide reasonable estimates of the potential compensation payable upon termination, they are based on assumptions outlined in the footnotes of the table and may not represent the actual amount the NEO would receive if an eligible termination event were to occur.

Name	Death/ Disability ($ in millions)(1)	Termination Not For Cause ($ in millions)(2)	Change of Control Termination Not for Cause/ With Good Reason ($ in millions)(3)
Patrick K. Decker	12.7	4.4	24.0
E. Mark Rajkowski	2.0	0.6	5.6
Colin R. Sabol	2.0	1.0	5.3
Ken Napolitano	2.0	0.8	5.1
Claudia S. Toussaint	1.6	0.5	3.8
D. Randall Bays	1.1	0.7	3.7

(1)
This is a potential lump-sum payment related to the acceleration of unvested equity awards which would have occurred if an NEO had died or become disabled as of December 31, 2017. Equity awards vest according to the terms described in “Compensation Discussion and Analysis - Our Executive Compensation Program - Long-term Incentive Plan”. The amounts shown reflect the market value of RSUs, PSUs (prorated based on actual performance), and in-the-money stock options based on the Company’s December 29, 2017 closing price of $68.20.

(2)	The amounts shown consist of the following potential payments if an NEO had been terminated not for cause as of December 31, 2017:

a.
Severance Pay for under the SESPP except for Mr. Decker, who would be paid an amount equal to two times the total of his current annual salary and target AIP based on the severance arrangement included in his letter of agreement filed with our Quarterly Report on Form 10-Q on April 29, 2014. The amounts are paid in the form of periodic payments according to the regular payroll schedule over the severance period.

b.	The Company’s portion of health and life insurance premium paid monthly for the duration of the severance period under the SESPP.

(3)	The amounts shown consist of the following potential payments upon termination not for cause or with good reason within two years of change of control:

a.	Severance Pay under the SSESPP, which is paid in the form of periodic payments according to the regular payroll schedule over the severance period.

b.
A lump-sum payment for unvested equity awards that would vest according to the terms described in “Compensation Discussion and Analysis — Our Executive Compensation Program — Long-term Incentive Plan.” The amount reflects the market value of RSUs, PSUs (assuming target performance is achieved) and in-the-money stock options based on the Company’s December 29, 2017 closing price of $68.20.

c.	A lump-sum payment equal to Severance Pay times the then current eligible percentage for the Company’s contribution to the Xylem retirement savings plans as provided under the SSESPP.

d.	The Company’s portion of health and life insurance premiums under the SSESPP.

e.	A lump-sum payment equal to the cost of outplacement services for one year following the termination under the SSESPP.
CEO PAY RATIO
Under SEC rules, we are required to disclose the ratio of our CEO’s annual total compensation to the annual total compensation of our Company’s median employee (“CEO Pay Ratio”). Mr. Decker’s total compensation for 2017 was $7.7 million as disclosed in the Summary Compensation Table. Our median employee’s annual total compensation was $51,198. As a result, the ratio of these amounts was 151:1.
The median of the annual total compensation for all our employees (excluding the CEO) was determined through the following process:

•	We identified the global employee population active as of December 31, 2017. This included all full-time, part-time, temporary and seasonal workers.

•
To identify the median employee, we used the following consistently applied compensation measure for 2017: salary, annual incentive, commission, bonus, overtime pay and grant date fair value of long-term incentive award. For regular full-time and part-time employees (other than temporary, seasonal or other non-permanent employees) who were not employed for the full year 2017, compensation was annualized.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable

Xylem 2018 Proxy Statement	47

estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to our pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information related to the shares of Xylem common stock that may be issued under equity compensation plans as of December 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders (1)	3,365,761(2)	$37.44(3)	6,877,786
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	3,365,761	$37.44(3)	6,877,786

(1)	Includes the Xylem 2011 Omnibus Incentive Plan and ITT 2003 Equity Incentive Plan.

(2)	The amount includes 2,076,824 shares of stock options, 778,715 shares underlying restricted stock and RSUs, and 510,222 shares underlying PSUs at target.

(3)	Represents weighted average exercise price of outstanding stock options only.

48	Xylem 2018 Proxy Statement

INFORMATION ABOUT VOTING
Who is entitled to vote? You can vote if you owned shares of Xylem’s common stock as of the close of business on March 13, 2018, the record date. On the record date 179,917,662 shares of Xylem common stock were outstanding. Each share is entitled to one vote.
What is the difference between a registered owner and a beneficial owner? If the shares you own are registered in your name directly with our transfer agent, Wells Fargo Shareholder Services, you are the “registered owner” and the shareholder of record with respect to those shares.
If the shares you own are held in a stock brokerage account, bank, one of Xylem’s savings plans or by another holder of record, you are considered the “beneficial owner”. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form they provided or by following their instructions for voting by telephone or on the Internet.
How do I vote? We encourage you to vote as soon as possible, even if you plan to attend the meeting in person.

•	If you are a registered owner, you can vote either in person at the Annual Meeting or by proxy.

•
If you are a beneficial owner, you can vote by submitting voting instructions to your bank, broker, trustee or other nominee. If you are a beneficial owner and would like to vote in person at the Annual Meeting, you will need to obtain a written proxy, executed in your favor, from the shareholder of record (your bank or broker).

•	If your shares are held through one of Xylem’s savings plans, you can vote by submitting voting instructions to your plan trustee. Your shares cannot be voted in person at the Annual Meeting.
If you choose to vote by proxy, you can do so in one of three ways:

By Internet	By Telephone	By Mail
www.proxyvote.com	1-800-690-6903 (United States and Canada only)	Mark, date and sign your proxy card or voting instruction form and return it in envelope provided
Can I vote by filling out and returning the Notice of Internet Availability of Proxy Materials? No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it.
How will my shares be voted at the Annual Meeting? If you decide to vote by proxy at the Annual Meeting, the persons indicated on your proxy card or voting instruction form (the “proxies”) will vote your shares in accordance with your instructions. If you appoint the proxies but do not provide voting instructions, they will vote as recommended by our Board of Directors. If any other matters not described in this Proxy Statement are properly brought before the meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.
Can I revoke my proxy? You can revoke your proxy at any time before it is exercised by mailing a new proxy card with a later date or by casting a new vote on the Internet or by telephone. You can also send a written notice of revocation to our Corporate Secretary at the address listed on the Notice of the Annual Meeting. You can also revoke your proxy by voting in person at the Annual Meeting. If you are a registered owner, you can vote your shares in person at the Annual Meeting. If you are a beneficial owner, you will need to first obtain a written proxy executed in your favor from your record holder (bank or broker) to be able to vote in person at the Annual Meeting.
What is a quorum for the Annual Meeting? A quorum is required in order to hold a valid meeting. To have a quorum, shareholders entitled to cast a majority of votes at the Annual Meeting must be present in person or by proxy. Under Indiana law, where the Company is incorporated, broker non-votes and abstentions do not affect the determination of whether a quorum is present.
What is broker discretionary voting? Under NYSE rules, brokerage firms may vote in their discretion on certain routine matters on behalf of beneficial owners who have not provided voting instructions. In contrast, brokerage firms are not permitted to vote in their discretion on non-routine matters. Of the matters to be voted on at the Annual Meeting as described in this Proxy Statement, only Proposal 2, the ratification of the appointment of the independent auditor, is considered to be “routine,” and therefore eligible to be voted on by your bank or brokerage firm without instructions from you.

Xylem 2018 Proxy Statement	49

What are the voting requirements to elect the directors and to approve the proposals to be voted on at the Annual Meeting?

Proposal	Vote Required	Broker Discretionary Voting Allowed	Board Recommendation
Election of Directors	Majority of votes cast. Votes cast “for” a director must exceed the votes cast “against” that director	No	FOR
Ratification of the appointment of Deloitte & Touche LLP for 2018	Votes cast “for” the proposal must exceed votes cast “against” the proposal	Yes	FOR
Advisory vote on named executive officer compensation	Votes cast “for” the proposal must exceed votes cast “against” the proposal	No	FOR
Advisory vote on the frequency of future advisory votes to approve named executive officer compensation	Votes cast “for” the proposal must exceed votes cast “against” the proposal	No	1 YEAR
Shareholder Proposal: Special Meeting Improvement	Votes cast “for” the proposal must exceed votes cast “against” the proposal	No	AGAINST
What if a director nominee fails to be elected by a majority? Our By-laws provide that in uncontested elections, any director nominee who fails to be elected by a majority, but who also is a director at the time, shall promptly provide a written resignation, as a holdover director, to the Chair of the Board or the Corporate Secretary. Our Nominating and Governance Committee will promptly consider the resignation and all relevant facts and circumstances concerning any vote, and the best interests of the Company and our shareholders, and will make a recommendation as to whether the Board should accept such resignation. The Board will act on the Nominating and Governance Committee’s recommendation no later than its next regularly scheduled Board meeting or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision.
Who counts the votes? Broadridge Financial Solutions, Inc. (“Broadridge”) will count the votes and an agent of Broadridge will act as one of our Inspectors of Election for the Annual Meeting. The other Inspector of Election will be an employee of the Company.
Who will pay for the costs of this proxy solicitation? Xylem will pay the cost incurred in connection with the solicitation of proxies. We have engaged Morrow & Co., LLC to assist with the solicitation of proxies for a fee of $10,000. In addition, we may reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock. Our Directors, officers and employees also may solicit proxies in person, by mail, by telephone or through electronic communications. They will not receive any additional compensation for these activities.
How do I vote if I am a participant in one of Xylem’s employee savings plans? If you participate in any of the Xylem savings plans for employees, your plan trustee will vote the Xylem shares credited to your savings plan account in accordance with your voting instructions. The trustee will vote the savings plan shares for which no voting instructions are received (“Undirected Shares”) in the same proportion as the shares in the same savings plan for which the trustee receives voting instructions. Under the savings plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of Xylem shares credited to their savings plan accounts and their proportionate share of Undirected Shares. By submitting voting instructions by telephone, the Internet or by signing and returning the voting instruction card, you direct the trustee of the savings plans to vote these shares, in person or by proxy at the Annual Meeting. Xylem plan participants should mail their confidential voting instruction card to Broadridge, acting as tabulation agent, at 51 Mercedes Way, Edgewood, New York 11717, or vote by telephone or the Internet. Instructions for shares in Xylem savings plan accounts must be received by Broadridge no later than 11:59 p.m. Eastern Time on May 4, 2018.
I participate in the Xylem savings plan and I am a shareholder of record of shares of Xylem common stock. How many proxy cards will I receive? You will receive only one proxy card. Your Xylem savings plan shares and any shares you own as the shareholder of record will be set out separately on the proxy card.

50	Xylem 2018 Proxy Statement

How many shares are held by participants in the Xylem employee savings plans? As of the close of business on March 13, 2018, the record date, Fidelity Investments, the trustee of the Company stock in the Xylem employee savings plans, held 343,443 shares of Xylem common stock (approximately 0.0019% of the outstanding shares).
Where can I find the voting results? Preliminary results will be reported at the Annual Meeting. We will report final results in a filing with the Securities and Exchange Commission (“SEC”) on Form 8-K.
INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with SEC rules, we are using the Internet as our primary means of providing proxy materials to shareholders. Because we are using the Internet, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials, including our Proxy Statement and 2017 Annual Report, and voting via the Internet. We expect to mail the Notice and to begin mailing our proxy materials on or about March 28, 2018.
Electronic Delivery of Proxy Materials. If you received a paper copy of this Proxy Statement and would like to receive future proxy statements and annual reports electronically, you can submit your request at www.proxyvote.com, the Internet voting site hosted by Broadridge. Registering for electronic delivery enables you to receive Xylem’s Annual Report and Proxy Statement more quickly and to access them at your convenience, while conserving natural resources and lowering printing and mailing costs.
We also make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.xyleminc.com) and click on “ Access Financial Information” under the “Investors” heading, and then click on “SEC Filings.” Copies of our Annual Report on Form 10-K for the year ended December 31, 2017, including financial statements and schedules, are also available without charge to shareholders by writing to our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, NY 10573.
HOUSEHOLDING – REDUCE DUPLICATE MAILINGS
To reduce duplicate mailings, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial shareholders who have the same address and same last name and who do not participate in electronic delivery or Internet access of proxy materials, will receive only one copy of the Company’s Annual Report and Proxy Statement unless one or more of these shareholders notifies the Company that they wish to continue to receive individual copies. By reducing duplicate mailings, we are able to conserve natural resources and lower the costs of printing and distributing our proxy materials.
If you are currently receiving multiple copies of these materials and wish to receive a single copy in the future, you will need to contact your broker, bank or other institution if you are a beneficial owner. If you are a registered owner, you may contact us by writing to our Corporate Secretary or by emailing investor.relations@xyleminc.com.
Each shareholder who participates in householding will continue to receive a separate proxy card or Notice. Your consent to householding is perpetual unless you revoke it. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, please contact Broadridge, either by calling toll-free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Xylem 2018 Proxy Statement	51

2019 SHAREHOLDER PROPOSALS
Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in our proxy statement for the 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”), shareholder proposals must be submitted in accordance with SEC Rule 14a-8 and must be received by our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, NY 10573 by no later than the close of business on November 28, 2018.
Director Nominations for Inclusion in our Proxy Materials (Proxy Access). In 2016 we amended our By-laws to permit a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of Xylem common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to 20% of our existing Board or two nominees, whichever is greater, provided that the shareholder(s) and nominee(s) satisfy the requirements in our By-laws. Under our By-laws, notice of proxy access director nominees must be received by our Corporate Secretary at the address noted above no earlier than the close of business on October 29, 2018, and no later than the close of business on November 28, 2018. In the event that the date of the 2019 Annual Meeting is changed by more than 30 calendar days from the anniversary date of this year’s Annual Meeting, such notice must be received by the close of business (i) not earlier than 150 calendar days prior to the 2019 Annual Meeting and (ii) not later than 120 calendar days prior to the 2019 Annual Meeting or 10 calendar days following the date on which public announcement of the 2019 Annual Meeting is first made, whichever is later.
Director Nominations and Other Proposals to be Brought Before the 2019 Annual Meeting of Shareholders. Under our By-laws, if a shareholder wishes to present other business or nominate a director candidate directly at the 2019 Annual Meeting, rather than for inclusion in our proxy statement, a timely notice of such business or nomination must be received by our Corporate Secretary at the address noted above no earlier than the close of business on November 28, 2018 and no later than the close of business on December 28, 2018. In the event that the date of the 2019 Annual Meeting is changed by more than 30 calendar days from the anniversary date of this year’s Annual Meeting, such notice must be received by the close of business (i) not earlier than 120 calendar days prior to the 2019 Annual Meeting and (ii) not later than 90 calendar days prior to the 2019 Annual Meeting or 10 calendar days following the date on which public announcement of the 2019 Annual Meeting is first made, whichever is later. Such notice must comply with the requirements of our By-laws. SEC rules permit management to vote proxies at its discretion in certain cases if the shareholder does not comply with the advance notice provisions of our By-laws.

XYLEM INC. 1 INTERNATIONAL DRIVE RYE BROOK, NEW YORK 10573
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM (ET) the day before the Annual Meeting. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by telephone, you do not need to mail back your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E21161-P90325	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

XYLEM INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”PROPOSALS 1, 2 AND 3 AND "1 YEAR" ON PROPOSAL 4
Vote on Directors
1.	Election of ten members of the Xylem Inc. Board of Directors.
Vote on Proposals
	Nominees:		For	Against	Abstain				For	Against	Abstain
	1a	Jeanne Believeu-Dunn	☐	☐	☐	2	Ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2018.		☐	☐	☐
	1b	Curtis J. Crawford, Ph.D.	☐	☐	☐
	1c	Patrick K. Decker	☐	☐	☐	3	Advisory vote to approval the compensation of our named executive officers.		☐	☐	☐
	1d	Robert F. Friel	☐	☐	☐			1 Year	2 Years	3 Years	Abstain
	1e	Victoria D. Harker	☐	☐	☐	4	Advisory vote on the frequency of future advisory votes to approve named executive compensation.	☐	☐	☐	☐
	1f	Sten E. Jakobsson	☐	☐	☐
	1g	Steven R. Loranger	☐	☐	☐		THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 5
	1h	Surya N. Mohapatra, Ph.D	☐	☐	☐				For	Against	Abstain
	1i	Jerome A. Peribere	☐	☐	☐	5	Shareholder proposal to lower threshold for shareholders to call special meetings from 25% to 10% of Company stock, if properly presented at the meeting.		☐	☐	☐
	1j	Markos I. Tambakeras	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)							Please indicate if you plan to attend this Meeting			☐	☐
										Yes	No

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)		Date

ADMISSION TICKET
Annual Meeting of Shareholders
Wednesday, May 9, 2018, 11:00 a.m. (ET)
Xylem Headquarters
1 International Drive
Rye Brook, NY 10573
If you plan to attend the Annual Meeting, please bring this Admission Ticket with you.
Note: If you plan to attend the Annual Meeting of Shareholders, please indicate your intention by marking the appropriate box on the attached proxy card and please bring a proper form of identification. For directions, please call 914-323-5700. The use of video, still photography or audio recording at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.
SEC PROXY ACCESS NOTICE
Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be held on Wednesday, May 9, 2018 at 11:00 a.m. (ET) at Xylem Headquarters, 1 International Drive, Rye Brook, NY 10573: The proxy materials for Xylem Inc.’s 2018 Annual Meeting of Shareholders, including the 2017 Annual Report and 2018 Notice and Proxy Statement are available on the Internet at www.proxyvote.com.
_ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _
E21162-P90325

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF XYLEM INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2018.

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Hannah Skeete and Claudia Toussaint, or either of them, each with full power of substitution as proxies, to vote all shares of Xylem Inc. common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the Annual Meeting and at any adjournments or postponements.

For participants in a Xylem Retirement Savings Plan:
Under the savings plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of Xylem Inc. shares credited to their savings plan account and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). Participants under these plans should mail their confidential voting instruction card to Broadridge, acting as tabulation agent, or vote by Phone or Internet. Instructions must be received by Broadridge before 11:59 p.m. (ET), on May 4, 2018. The trustee of the savings plan will vote Undirected Shares in the same proportion as the shares for which directions are received from participants, in the same savings plan, except as otherwise provided in accordance with ERISA. By submitting voting instructions by telephone or Internet, or by signing and returning this voting instruction card, you direct the trustee of the savings plan to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting.

The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the Annual Meeting and at any adjournments or postponements.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be dated and signed on the reverse side.)